Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SANGAMO THERAPEUTICS, INC.,

MEROPE ACQUISITION SUB, LLC,

ELI LILLY AND COMPANY,

solely for purposes of Section 10.21, as the Guarantor

and

SANGAMO THERAPEUTICS UK LTD.,

SANGAMO THERAPEUTICS FRANCE SAS

and

CEREGENE, INC.,

solely for purposes of Section 10.22, as the Seller Subsidiaries dated as of

June 22, 2026

i

ii

Exhibits

Exhibit A – Certain Retained Assets

Exhibit B – Bill of Sale

Exhibit C – IP Assignment Agreement

Exhibit D – Assignment and Assumption Agreement

Exhibit E – Form of Bidding Procedures Order

Exhibit F – Bidding Procedures

Exhibit G – Form of Sale Order

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of June 22, 2026 (this “Agreement”), is made by and among (i) Sangamo Therapeutics, Inc., a Delaware corporation (“Seller”), (ii) Merope Acquisition Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Guarantor (“Buyer”), (iii) solely for purposes of Section 10.21, Eli Lilly and Company, an Indiana corporation (“Guarantor”), and (iv) solely for purposes of Section 10.22, Sangamo Therapeutics UK Ltd., a United Kingdom private company, Sangamo Therapeutics France SAS, a French simplified joint-stock company, and Ceregene, Inc., a Delaware corporation (each a “Seller Subsidiary” and together, the “Seller Subsidiaries”).

RECITALS

WHEREAS, Seller intends to file a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (as each term is defined below), commencing the Bankruptcy Case (as defined below), no later than one (1) day after the date of this Agreement, and following such filing, Seller will operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Seller intends to seek approval of bidding procedures from the Bankruptcy Court for the sale of the Acquired Assets pursuant to Sections 101, 363 and 365 of the Bankruptcy Code, and Buyer has agreed to act as the “stalking horse” bidder for the Acquired Assets on the terms and conditions set forth in this Agreement, subject to higher or otherwise better offers in accordance with the Bidding Procedures Order (as defined below);

WHEREAS, the parties acknowledge and agree that the purchase by Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of Seller or its Affiliates; and

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and assume from Seller, all of the Acquired Assets and the Assumed Liabilities (each as defined below) in connection with the Acquired Technology (as defined below) pursuant to the terms and conditions set forth in this Agreement free and clear of all Liens (other than Permitted Liens) pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, subject to the entry of the Sale Order (as defined below) by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1 Definitions.

For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“365(n)(2)(B) Payments” means all amounts owed to Seller by any Outbound Licensee or any other licensee of intellectual property under or contemplated by Section 365(n)(2)(B) of the Bankruptcy Code, including, for the avoidance of doubt, any milestone, royalty or similar payments owed by any Outbound Licensee under any Outbound License Agreement.

“Accountant” has the meaning set forth in Section 2.7.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Avoidance Actions” has the meaning set forth in Section 2.1(n).

“Acquired Contracts” has the meaning set forth in Section 2.1(a).

“Acquired Intellectual Property” means any Intellectual Property that is: (a) owned or purported to be owned by Seller or any of its Affiliates; and (b) related to, held for use in or used in connection with any Acquired Technology or the Prion Program, including all of the Intellectual Property set forth on Schedule 2.1(c). For clarity, Acquired Intellectual Property does not include the Intellectual Property set forth on Exhibit A.

“Acquired Technology” means, individually or collectively, (a) all of Seller’s proprietary capsids and capsid variants, including STAC-150, STAC-BBB and any STAC-BBB capsid variants, the capsids described in PCT/US2024/029507, and any receptor-targeted “next generation” capsids and capsid variants, and all technology relating to any of the foregoing, including compositions, formulations, manufacturing technology, assays and cell lines; (b) all of Seller’s proprietary capsid receptors, including CBLN1, and all technology relating to any of the foregoing, including compositions, formulations, manufacturing technology, assays and cell lines; (c) all of Seller’s proprietary molecules or technology that facilitates or enhances delivery or transduction of any capsid described in the foregoing clause (a) via receptor-mediated or other cellular interaction; (d) Seller’s proprietary capsid engineering platform known as SIFTER (Selecting In vivo For Transduction and Expression of RNA); (e) Seller’s proprietary modular integrase (MINT) platform; (f) Seller’s proprietary zinc finger platform; and (g) all of Seller’s proprietary zinc finger protein transcription factors for the treatment of prion disease.

“Affiliate” means with respect to any Person, any other Person who, at the relevant time (whether as of the date of this Agreement or thereafter), directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Agreement” has the meaning set forth in the Preamble.

“Agrisoma Agreement” means that certain Research and Commercial License Agreement, dated February 1, 2014, by and between Seller (as successor to Corteva Agriscience LLC (f/k/a Dow AgroSciences LLC)) and Agrisoma Biosciences, Inc., in the form as provided by Seller to Buyer as of the date hereof.

“Alexion Agreement” means that certain Research Collaboration and License Agreement, dated December 28, 2017, by and between Seller and Alexion Pharmaceuticals, Inc. (as successor-in-interest to Pfizer, Inc.), as amended, in the form as provided by Seller to Buyer as of the date hereof.

“Alternative Transaction” means (a) any sale or other disposition of any of the Acquired Assets to a Person other than Buyer (or any Affiliate of Buyer) or (b) any plan of reorganization, plan of liquidation, restructuring, recapitalization, dissolution, winding up or similar transaction involving Seller (whether under chapter 11 or chapter 7 of the Bankruptcy Code or otherwise) pursuant to which any of the Acquired Assets are retained by Seller or transferred, directly or indirectly, to any Person other than Buyer (or any Affiliate of Buyer), in each case whether in one transaction or a series of transactions; provided, however, that “Alternative Transaction” shall not include any (i) disposition of obsolete assets with an aggregate fair market value not exceeding $5,000, or (ii) sale or other disposition that is consented to by Buyer in writing.

“Asset Acquisition Statement” has the meaning set forth in Section 2.7.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.6(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Astellas Agreement” means that certain License Agreement, dated December 18, 2024, by and between Astellas Gene Therapies, Inc. and Seller, in the form as provided by Seller to Buyer as of the date hereof.

“AVS Agreement” means that certain Research License Agreement, dated October 1, 2013, by and between Seller (as successor to Corteva Agriscience LLC (f/k/a Dow AgroSciences LLC)) and Agriculture Victoria Services PTY LTD, in the form as provided by Seller to Buyer as of the date hereof.

“Bankruptcy Case” means the chapter 11 case to be commenced by Seller in the Bankruptcy Court on the Petition Date, which shall be styled as In re Sangamo Therapeutics, Inc..

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Bankruptcy Case, or any other court having jurisdiction over the Bankruptcy Case or any proceeding arising therein.

“Bid Protections” has the meaning set forth in Section 9.2(c).

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court in the Bidding Procedures Order for the submission of competing bids for the Acquired Assets, substantially in the form attached hereto as Exhibit F.

“Bidding Procedures Order” means the order of the Bankruptcy Court, in form and substance acceptable to Buyer, substantially in the form attached hereto as Exhibit E (with the Bidding Procedures attached thereto as an exhibit), with any such modifications that are acceptable to Buyer, approving the Bidding Procedures and, among other things: (a) designating Buyer as the “stalking horse bidder” for the Acquired Assets; (b) authorizing and scheduling the auction, if any; (c) approving the Bid Protections; (d) approving a minimum initial overbid amount of at least the sum of the Bid Protections plus $250,000; and (e) scheduling a hearing to consider approval of the Contemplated Transactions and entry of the Sale Order.

“Bill of Sale” has the meaning set forth in Section 2.6(a)(i).

“Break-Up Fee” has the meaning set forth in Section 9.2(c).

“Breun Agreement” means that certain Research and Commercial License Agreement, dated November 9, 2012, by and between Seller (as successor to Corteva Agriscience LLC (f/k/a Dow AgroSciences LLC)) and Saatzucht Josef Breun GmbH & Co. KG, in the form as provided by Seller to Buyer as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are required or authorized to be closed in Indianapolis, Indiana or Richmond, California.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Released Parties” has the meaning set forth in Section 10.13(a).

“Buyer Releasing Parties” has the meaning set forth in Section 10.13(b).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions.

“Collective Bargaining Agreement” means any labor Contract that Seller or any Seller Affiliate has entered into with any union, works council or collective bargaining agent with respect to terms and conditions of employment of the Employees or any current or former employees of Seller or its Affiliates with respect to the Acquired Intellectual Property business.

“Confidential Information” has the meaning set forth in Section 10.4(a).

“Confidentiality Agreement” means, collectively, that certain confidentiality agreement dated November 21, 2023 by and between Guarantor and Seller, and any addenda or amendments thereto.

“Consent” means any authorization, consent, waiver, approval, permission or exemption by any Person.

“Contemplated Transactions” has the meaning set forth in Section 2.4.

“Contracts” has the meaning set forth in Section 3.6(a).

“Copyrights” means all works of authorship (whether or not copyrightable or published, including all rights in software, whether in source code or object code format, databases, and data collections) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Corteva Agreement” means that certain Research and Commercial License Option Agreement, dated October 1, 2005, by and between Corteva Agriscience LLC (f/k/a Dow AgroSciences LLC) and Seller, as amended, in the form as provided by Seller to Buyer as of the date hereof.

“Cure Costs” means the amounts, determined by the Bankruptcy Court or by agreement of the parties and the applicable counterparty, necessary to be paid under an executory contract or unexpired lease pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of such executory contract or unexpired lease.

“Cure/Assumption Objection” has the meaning set forth in Section 2.10(b).

“Debt” means, as to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Person consisting of (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) payment obligations due and owing under any interest rate, currency or other hedging agreement (valued at the termination value thereof), (d) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (e) capitalized lease obligations or liabilities, (f) accrued but unpaid compensation, bonuses or similar payments, and all related employer portion of any employment Taxes, payable to Service Providers or any current or former directors of Seller and its Affiliates with respect to the Acquired Technology or the Acquired Intellectual Property, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments assuming the repayment of such Debt on the Closing Date.

“Designated Contract” has the meaning set forth in Section 2.10(c).

“Designated Purchaser” has the meaning set forth in Section 2.12.

“DIP Financing Agreement” means a debtor-in-possession credit agreement by and among Seller and the applicable lender.

“Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Documents” means all files, documents, information, instruments, papers, books, reports, databases, records, tapes, microfilms, photographs, literature, written correspondence with any Governmental Authority, title policies, regulatory filings, data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Intellectual Property dockets, prosecution files and invention disclosures, and other similar materials relating to or used by Seller and its Affiliates in connection with the Acquired Assets or the Acquired Technology, in each case, whether or not in electronic form.

“Employee” has the meaning set forth in Section 7.4(a).

“Employee Census” means a list of the Employees that specifies, as applicable and to the extent permitted by applicable Law, each Employee’s (i) title or position, (ii) base salary, (iii) date of hire, (iv) working location, (v) accrued but unpaid PTO, vacation, or sick leave balances, as applicable, (vi) bonus or commission (A) opportunity for the current year or applicable period and (B) amount earned to date in the current applicable period, (vii) most-recent equity-based compensation opportunity, (viii) classification as exempt or non-exempt under the Fair Labor Standards Act of 1938, if applicable, (ix) leave status, if applicable and (x) work authorization or visa type, if applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code at any relevant time.

“Excluded Records” means any records, documents or other information solely to the extent relating to (a) any current or former employee who is not or does not become a Hired Employee and any materials solely to the extent they contain information about any Service Provider (including Hired Employees), the disclosure of which would violate applicable Law or (b) any Retained Program.

“Excluded Taxes” means, without duplication, (a) any Taxes imposed on, with respect to or relating to any of the Acquired Assets or any of the Assumed Liabilities for any Pre-Closing Tax Period (or portion thereof), (b) any Taxes of, or imposed on or with respect to Seller or its Affiliates for any taxable period (including any (i) Taxes required to be withheld from the Purchase Price or with respect to any other payments or consideration payable hereunder but which have not been withheld and (ii) any Taxes of Seller or any of its Affiliates that become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law), (c) any Taxes imposed on, with respect to or relating to any Retained Asset or any Retained Liability for any taxable period, and (d) any Transaction Taxes.

“Existing Clinical Trial” means (a) that certain Long-Term Follow Up of Sickle Cell Disease and Beta-thalassemia Subjects Previously Exposed to BIVV003 or ST-400 (further described at https://clinicaltrials.gov/study/NCT05145062), and (ii) that certain Long Term Follow-up (LTFU) of Subjects Who Received SB-318, SB-913, or SB-FIX (further described at https://clinicaltrials.gov/study/NCT04628871).

“Exploitation” means the Research, development, manufacturing, ownership, use, storage, import, export, commercialization, sale or any other exploitation of any Acquired Technology or any other compound, product or therapy. When used as a verb, “Exploit”, “Exploited” and “Exploiting” have correlative meanings.

“Fabry Program” means Seller’s clinical gene therapy program for isaralgagene civaparvovec for the treatment of Fabry disease.

“FDA” means the United States Food and Drug Administration.

“Fee Event” means (a) any termination of this Agreement other than (x) a termination by Seller pursuant to Section 9.1(c)(iii) or (y) a termination by mutual written consent of Buyer and Seller pursuant to Section 9.1(a) or (b) the consummation of an Alternative Transaction.

“Final DIP Order” means an order entered by the Bankruptcy Court approving the DIP Financing Agreement on a final basis.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered on the docket in the Bankruptcy Case (or the docket of such other court), which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or (b) any appeal that has been taken or any petition for certiorari that has been filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

“Fraud” means, with respect to any Person, actual and intentional fraud by such Person under Delaware common law with respect to the making of any representation or warranty contained in this Agreement or any other Transaction Agreement, or any certificate delivered in connection herewith or therewith.

“Fundamental Representations” means those representations and warranties of Seller set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Power and Authority) and Section 3.14 (No Broker’s or Finder’s Fees).

“Genentech Agreement” means that certain License Agreement, dated August 2, 2024, by and between Genentech, Inc. and Seller, in the form as provided by Seller to Buyer as of the date hereof.

“Governing Documents” means, with respect to any Person, the articles or certificate of incorporation and the bylaws, the limited partnership agreement and the certificate of limited partnership, the articles or certificate of organization or formation and the operating agreement, the shareholders agreement, and any other charter or similar governing documents adopted or filed in connection with the creation, formation or organization of such Person.

“Governmental Authority” means any federal, state, county, regional district, local, or other government or political subdivision, or any court, tribunal, governmental division or department, regulatory or administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign, in each case, having jurisdiction over the applicable matter.

“Governmental Order” means any decision, judgment, injunction, writ, order, ruling, award, decree, assessment, subpoena, verdict or arbitration award entered, issued, made or rendered by any Governmental Authority, whether arising from a Legal Proceeding, arbitration, applicable Law or otherwise.

“Guarantor” has the meaning set forth in the Preamble.

“Hemophilia A Program” means Seller’s clinical program for giroctocogene fitelparvovec for the treatment of hemophilia A.

“Hire Offer” has the meaning set forth in Section 7.4(a).

“Hired Employee” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means any and all rights, title and interest in, or arising out of or associated with intellectual property or other proprietary rights, in each case, whether protected, created or arising under the Laws of the United States or any other jurisdiction worldwide and whether registered or unregistered, including all rights in, arising out of, or associated therewith, including (a) Trademarks, (b) Patents, (c) Know-How, (d) Copyrights, (e) any other intellectual property rights arising from software or technology, and (f) rights to claim priority from or register any of the foregoing.

“Intellectual Property Licenses” means (a) any grant by Seller or any of its Affiliates to another Person of any license, right or covenant not to assert with respect to or under any Acquired Intellectual Property or Acquired Technology, including in any Outbound License Agreement; or (b) any grant to Seller or its Affiliate(s) by another Person of any license, right or covenant not to assert with respect to or under such Person’s Intellectual Property that is necessary or reasonably useful for the Exploitation of any Acquired Technology or Acquired Asset. For clarity, each Outbound License Agreement is an Intellectual Property License.

“Interim DIP Order” means an order entered by the Bankruptcy Court approving the DIP Financing Agreement on an interim basis.

“Intermediate Representations” means those representations and warranties of Seller set forth in Section 3.4 (Sufficiency of Assets; Ownership of Assets) and Section 3.13 (Intellectual Property).

“IP Assignment Agreement” has the meaning set forth in Section 2.6(a)(ii).

“Know-How” means any information that is proprietary or not generally known, including scientific or technical information, inventions, results, data, know-how, processes, methods, models, software or designs of any type whatsoever, in any tangible or intangible form, including databases, safety information, practices, methods, instructions, techniques, algorithms, drawings, documentation, specifications, formulations, formulae, knowledge, trade secrets, materials, skill, experience, concepts, ideas, test data, experimental data, and other information or technology applicable to compounds, formulations, compositions of matter, structures, structure activity relationships or products, or to their design, discovery, identification, creation, selection, development, optimization, manufacture, registration, use, marketing, commercialization or sale, or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, and quality control data, manufacturing and stability data, materials, studies and procedures, and manufacturing process and development information, results and data, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and whether or not protected by Patent or Copyright Law.

“Knowledge of Seller” means that Seller shall be deemed to have “knowledge” of a particular fact if any of Sandy Macrae, Nathalie Dubois-Stringfellow, Stephanie J. Seiler, Phillip Ramsey, Gregory Davis, Gabor Brasnjo, Stephen MacDonald, Scott Willoughby and Victoria Headley has, or should have had after due inquiry of their direct reports, knowledge of such fact.

“Law” means any applicable law, order, ordinance, rule, regulation, statute or treaty of any Governmental Authority.

“Legal Proceeding” means any action, suit, litigation or arbitration (including any civil, criminal, administrative, or appellate proceeding), investigation by any Governmental Authority, or hearing commenced, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel, excluding the Bankruptcy Case.

“Liability” means any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, Tax, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Licensed Intellectual Property” means all Intellectual Property under or with respect to which any third party grants to Seller or any of its Affiliates any license, right or covenant not to assert, which Intellectual Property is used, practiced, or held for use or practice by Seller or any of its Affiliates in connection with the Exploitation of the Acquired Technology.

“Lien” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, license, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Governmental Orders, covenants, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use of real, intangible or personal property, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

“Material Adverse Effect” means any condition, development, circumstance, occurrence of any event, or any change in or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Acquired Technology or the Acquired Assets, taken as a whole (including the destruction of Acquired Intellectual Property that is material to the Acquired Technology); provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse circumstance, occurrence of any event, or any change in or effect arising from or relating to (a) general business, economic, financial, market or political conditions, (b) natural or man-made disasters, pandemics, epidemics or acts of God, including, but not limited to, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in Laws, accounting standards or other binding rules, regulations, or other binding directives, or any official interpretation thereof, issued by any Governmental Authority, (e) the taking of any action expressly required by this Agreement and any other Transaction Agreement, (f) the failure by Seller or the Acquired Technology to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), (g) any decline in the price or trading volume of Seller’s common stock or other securities, any suspension of trading in Seller’s securities, or any delisting or threatened delisting of Seller’s securities from NASDAQ or any other national securities exchange or trading market (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been a Material Adverse Effect); (h) any action taken in connection with the commencement or existence of the Bankruptcy Case and Seller’s status as a debtor-in-possession, and financial condition of Seller giving rise to the filing of the Bankruptcy Case, in each case, solely to the extent such conditions do not relate to, or have an adverse effect on, the Acquired Technology or the Acquired Assets; or (i) any action taken by Seller in the Bankruptcy Case with respect to any Retained Program or Retained Assets, including (A) any reduction in force, furlough, or termination of employees who are not Employees, (B) the winddown, discontinuation, or cessation of any Retained Program or any operations or activities of Seller that do not relate to the Acquired Assets or the Acquired Technology, and (C) the rejection, termination or non-renewal of any Contracts that are not Acquired Contracts; provided, further, that any change or event described in the foregoing clauses (a) through (d) above shall be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to such extent, that such change or event has a disproportionate effect on the Acquired Technology, taken as a whole, as compared to other Persons engaged in development efforts with respect to capsids, compounds, products or other technology substantially similar to the Acquired Technology.

“Miltenyi Agreement” means that certain License Agreement, dated November 12, 2025, by and between Seller and Miltenyi Biotec B.V. & Co. KG, in the form as provided by Seller to Buyer as of the date hereof.

“Non-Compete Finding” means, with respect to any Outbound License Agreement, a finding in the Sale Order that any “noncompete”, “commercial exclusivity” or similar provision therein, however characterized, including as set forth in Article 6 of the Genentech Agreement, Section 3.4 of the Astellas Agreement, Sections 8.4 and 8.5 of the Takeda Agreement, the last sentence of Section 3.6 of the Roche Agreement, and the last sentence of Section 2.1 of the OMT Agreement, which purports to restrict Seller or any of its Affiliates from conducting activities that are outside the scope of the exclusive Intellectual Property license granted to the applicable Outbound Licensee under an Outbound License Agreement (an “Outbound License Non-Compete”), is not binding on Buyer or any of its Affiliates following the Closing.

“Northridge DIP Facility” means that certain senior secured, superpriority debtor-in-possession credit facility contemplated by, and consistent with, the Northridge DIP Term Sheet.

“Northridge DIP Term Sheet” means that certain Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions, dated on or about June 22, 2026, by and among Seller, Seller Subsidiaries, and Northridge ATM, LLC.

“Omitted Assets” has the meaning set forth in Section 7.1.

“OMT Agreement” means that certain License Agreement, dated April 2, 2008, by and between Seller and Open Monoclonal Technology, Inc., in the form as provided by Seller to Buyer as of the date hereof.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including, as applicable, with respect to quantity and frequency).

“Outbound License Agreement” means, individually or collectively, (a) the Genentech Agreement, (b) the Astellas Agreement, (c) the Takeda Agreement, (d) the Alexion Agreement, (e) the OMT Agreement, (f) the Roche Agreement, (g) the Sigma-Aldrich Agreement, (h) the Corteva Agreement, (i) the Miltenyi Agreement, (j) the Pfizer Agreement, (k) the Agrisoma Agreement, (l) the AVS Agreement and (m) the Breun Agreement.

“Outbound License Non-Compete” has the meaning set forth in the definition of “Non-Compete Finding”.

“Outbound Licensee” means, individually or collectively, the applicable licensee(s) under an Outbound License Agreement.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Patents” mean (a) patent applications (including provisional patent applications, priority applications and rights to claim priority from any of the patents or patent applications), issued patents, utility models and designs, (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing, and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including any patent term extensions, supplementary protection certificates, pediatric exclusivities or the equivalent thereof.

“Periodic Taxes” has the meaning set forth in Section 7.5(c).

“Permits” means franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, waivers, privileges, exemptions, qualifications, filings, notices, and other similar permits or rights obtained from any Governmental Authority.

“Permitted Liens” means, as applicable, (a) statutory Liens of lessors under the applicable lease for Real Property or on the underlying fee interest therein, (b) Liens of carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course, (c) non-exclusive licenses granted pursuant to any Acquired Contract, (d) non-exclusive licenses granted to service providers and vendors in the Ordinary Course, and (e) solely with respect to the Outbound License Agreements, rights of the licensees thereunder arising under Section 365(n) of the Bankruptcy Code, in each case subject to the Non-Compete Finding, and, in the case of each of the foregoing (a) through (e), solely to the extent that Section 363(f) of the Bankruptcy Code does not apply to extinguish such Liens or rights, it being understood that the Sale Order shall extinguish Liens and rights to the maximum extent permissible under applicable law.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Petition Date” means the date on which Seller files a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court commencing the Bankruptcy Case.

“Pfizer Agreement” means that certain License Agreement, dated December 19, 2008, by and between Seller and Pfizer Inc., as amended, in the form as provided by Seller to Buyer as of the date hereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Previously Omitted Contract” has the meaning set forth in Section 2.11.

“Prion Program” means Seller’s preclinical epigenetic regulation program directed to the treatment of prion disease, designated by Seller as ST-506.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Real Property” means any real property currently leased, subleased, licensed, owned or otherwise occupied by Seller.

“Registered IP” has the meaning set forth in Section 3.13(a).

“Representative” of a Person means any of the directors, officers, employees, managers, advisors, agents, stockholders, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such Person.

“Research” means conducting research activities to discover, design, research, evaluate, optimize, deliver and advance products, including pre-clinical studies and optimization up to the filing of an IND for such product, but excluding clinical development and commercialization. When used as a verb, “Research,” “Researched” or “Researching” means to engage in Research.

“Retained Assets” means all assets of Seller other than Acquired Assets, including but not limited to (a) all cash and cash equivalents held by Seller, other than proceeds from the monetization of Acquired Assets prior to the Closing, (b) all bank accounts owned by Seller, (c) all intercompany and intra-company accounts owned by or held on behalf of Seller or any of its Affiliates, (d) all income Tax assets of Seller, (e) any assets of Seller set forth on Exhibit A, (f) any Contract that is not an Acquired Contract, (g) the Retained Intellectual Property, (h) Real Property, (i) Excluded Records, (j) Seller Plans, together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), and all rights and obligations thereunder, (k) employees of Seller or its Affiliates other than the Hired Employees and (l) the Retained Programs.

“Retained Intellectual Property” means any Intellectual Property owned or controlled by Seller or any of its Affiliates that is not Acquired Intellectual Property, including the Intellectual Property set forth on Exhibit A.

“Retained Liabilities” has the meaning set forth in Section 2.2(b).

“Retained Programs” means each of the Fabry Program, the SFN Program, the Hemophilia A Program, the Sickle Cell Program, and the Tregs Program.

“Roche Agreement” means that certain Research and License Agreement, dated July 2, 2008, by and among F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and Seller, in the form as provided by Seller to Buyer as of the date hereof.

“Sale Hearing” means the hearing described in item (e) of the definition of Bidding Procedures Order.

“Sale Motion” means the motion seeking, among other things, (i) authority for Seller to enter into this Agreement, (ii) entry of the Bidding Procedures Order, and (iii) scheduling the Sale Hearing.

“Sale Order” means one or more orders of the Bankruptcy Court, in form and substance acceptable to Buyer, substantially in the form attached hereto as Exhibit G, with any such modifications that are acceptable to Buyer, authorizing and approving, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the sale of the Acquired Assets to Buyer pursuant to the terms and conditions set forth in this Agreement, free and clear of all Liens (other than Permitted Liens), Liabilities, claims and interests of any kind or nature whatsoever (including all claims arising under any theory of successor or transferee liability, de facto merger, substantial continuity, or similar theories of liability, whether arising by statute, common law, or equity, whether known or unknown, and whether arising before or after the commencement of the Bankruptcy Case), and including the Non-Compete Finding to the extent applicable pursuant to Section 6.1(g) and other findings and provisions that: (a) Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code; (b) Buyer is not a successor to Seller or its estate by reason of any theory of law or equity, and shall not assume or be responsible for any Liability of Seller other than the Assumed Liabilities; (c) all anti-assignment provisions in the Acquired Contracts are unenforceable with respect to the Contemplated Transactions and the Acquired Assets; (d) to the extent applicable pursuant to Section 6.1(g), authorizing and approving the rejections of each of the Outbound License Agreements pursuant to Section 365 of the Bankruptcy Code; (e) Buyer is authorized to pursue, prosecute, settle or abandon the Acquired Avoidance Actions and any other claims or causes of action included in the Acquired Assets, and such claims and causes of action are validly transferred to Buyer as part of the Acquired Assets; and (f) the Sale Order shall be binding upon and inure to the benefit of any trustee subsequently appointed in the Bankruptcy Case or upon any conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code.

“Seller” has the meaning set forth in the Preamble.

“Seller Contractor” has the meaning set forth in Section 7.2(c).

“Seller Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other offer letter, employment agreement or employee benefit or compensation plan, policy, program, agreement or arrangement, in each case, under which any Service Provider participates, that is sponsored, maintained, administered or contributed to by Seller or its Affiliates or in which Seller or its Affiliates have any current or potential Liability (including on account of any ERISA Affiliates) other than any plans, policies, programs, agreements or arrangements maintained or sponsored by, or to which contributions are mandated by, a Governmental Authority.

“Seller Released Parties” has the meaning set forth in Section 10.13(b).

“Seller Releasing Parties” has the meaning set forth in Section 10.13(a).

“Seller Subsidiary” has the meaning set forth in the Preamble.

“Service Provider” means any current or former (a) employee of Seller or any of its Affiliates or (b) individual consultant or independent contractor, in each case engaged directly by Seller or any of its Affiliates.

“SFN Program” means Seller’s clinical program directed to the treatment of small fiber neuropathy, designated by Seller as ST-503.

“Sickle Cell Program” means Seller’s clinical program directed to the treatment of Sickle Cell Disease, designated by Seller as BIVV003.

“Sigma-Aldrich Agreement” means that certain License Agreement, dated July 10, 2007, by and between Seller and Sigma-Aldrich Co., as amended, in the form as provided by Seller to Buyer as of the date hereof.

“STAC-150” means the capsid known as STAC-150, as further described on Schedule 1.1-A.

“STAC-BBB” means the blood-brain barrier-penetrant capsid known as STAC-BBB, as further described on Schedule 1.1-B.

“Straddle Period” has the meaning set forth in Section 7.5(c).

“Superpriority Claim” has the meaning set forth in Section 9.2(c).

“Takeda Agreement” means that certain Amended and Restated Collaboration Agreement, dated September 1, 2015, by and between Seller and Shire International GmbH, in the form as provided by Seller to Buyer as of the date hereof.

“Tax” or “Taxes” means (a) all federal, state, local and foreign taxes, including any income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy, and other taxes, duties, customs, tariffs, imposts, levies or other taxes, fees, charges or assessments in the nature of a tax, imposed by a Taxing Authority, together with all interest, fines, penalties or additions to tax with respect thereto, whether disputed or not and (b) any liability arising under any tax sharing agreement or any liability for any item described in clause (a) of another Person by Contract, as a transferee or successor, by assumption or operation of Law, or under Treasury Regulation §1.1502-6 or analogous state, local or foreign Law, in each case, whether disputed or not.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Legal Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) supplied or required to be supplied to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Trademarks” means any trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Agreements” means, collectively, (a) this Agreement, (b) the Bill of Sale, (c) the Assignment and Assumption Agreement, (d) the IP Assignment Agreement, and (e) each other agreement, document or instrument executed and delivered in connection with the Contemplated Transactions.

“Transaction Taxes” means any sales, use, transfer, real property transfer, documentary stamp, recording and other similar Taxes arising from and with respect to the sale and purchase of the Acquired Assets.

“Tregs Program” means Seller’s program for the development of regulatory T cell-based therapeutics.

“Unpaid Contract Amounts” has the meaning set forth in Section 3.6(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws.

Section 1.2 Usage.

In this Agreement unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa, (b) reference to any Person includes such Person’s successors and assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (c) reference to any gender includes the other gender, (d) reference to any agreement, document, instrument or other writing means such agreement, document, instrument or other writing as amended or modified and in effect from time to time in accordance with the terms thereof to the extent such amendments or modifications have been made available to Buyer, (e) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement, (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, (g) “or” is used in the inclusive sense of “and/or,” (h) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding,” (i) references to documents, instruments, agreements or other writings shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto to the extent such addenda, exhibits, schedules or amendments have been made available to Buyer, (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”, (k) if any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day, and (l) the phrase “made available to” and phrases of similar import mean, with respect to any information, document or other material, that such information, document or material was made available for review in the virtual data room or actually delivered (whether by physical or electronic delivery, including email) to Buyer or Buyer’s representatives, as applicable, prior to 5:00 P.M. (Eastern Time) on the date that is two (2) Business Days prior to the date of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement and the entry of the Sale Order, at the Closing, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, deliver and convey to Buyer the Acquired Assets, free and clear of all Liens and Liabilities (other than Permitted Liens and Assumed Liabilities) pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, for the Purchase Price specified below in Section 2.5(a). For purposes of this Agreement, “Acquired Assets” means all of Seller’s and its Affiliates’ right, title and interest in, under and to all of the assets related to or used in or held for use in connection with the Acquired Technology (which shall not in any event include the Retained Assets), as such exist at the Closing, including each of the following:

(a) all Contracts listed in Schedule 2.1(a) (collectively, the “Acquired Contracts”), including all of Seller’s rights under the Acquired Contracts;

(b) all rights, claims, credits, causes of action or rights of setoff against third parties (or portions thereof) to the extent relating to the Acquired Technology or the Acquired Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(c) the Acquired Intellectual Property, including the Intellectual Property set forth in Schedule 2.1(c);

(d) all inventory, supplies, and materials that relate to the Acquired Assets, including those set forth in Schedule 2.1(d) but excluding biological and chemical samples generated prior to June 1, 2016, machinery, lab and office equipment and generally available lab supplies;

(e) all Documents in possession or control of Seller or any of its Affiliates to the extent relating to the Acquired Assets, including the Documents set forth on Schedule 2.1(e), but excluding any Documents relating to (i) the corporate organization, governance or capitalization of Seller or any of its Affiliates, including board minutes, resolutions or presentations; (ii) employment, compensation, benefits or human resources matters; (iii) debt or financing arrangements of Seller or any of its Affiliates; and (iv) machinery, lab and office equipment or generally available lab supplies;

(f) all Documents in possession or control of Seller or any of its Affiliates to the extent related to the employment of any Hired Employee, excluding equity award agreements and related documentation, any medical records and any other such Documents, notwithstanding paragraphs (e) and (h) of this Section 2.1;

(g) all tangible embodiments of the Acquired Technology;

(h) all assets relating to the Prion Program, including all Documents in possession or control of Seller or any of its Affiliates relating thereto, excluding any Documents relating to (i) the corporate organization, governance or capitalization of Seller or any of its Affiliates, including board minutes, resolutions or presentations; (ii) employment, compensation, benefits or human resources matters; (iii) debt or financing arrangements of Seller or any of its Affiliates; and (iv) machinery, lab and office equipment or generally available lab supplies;

(i) all rights of Seller or its Affiliates under (i) non-disclosure or confidentiality, assignment, non-compete or non-solicitation, or other restrictive covenant agreements with any Service Provider or with any other third party to the extent such agreements relate to or include within their scope, the Acquired Technology or the Acquired Assets and (ii) non-disclosure agreements entered into in connection with Seller’s sale process regarding the Acquired Assets and Acquired Technology during and preceding the pendency of the Bankruptcy Case;

(j) all assets listed in Schedule 2.1(j);

(k) all goodwill and other intangible assets and rights to the extent they relate to the Acquired Technology or the Acquired Assets, including goodwill associated with the Acquired Intellectual Property;

(l) all rights to Tax refunds, rebates, abatements, incentives or holidays, deposits, prepayments, attributes or credits and current and deferred Tax assets, in each case, (i) that transfer by automatic operation of Law to Buyer as a result of acquiring the Acquired Assets and Acquired Technology or assuming the Assumed Liabilities and (ii) arising out of or relating to Buyer’s ownership of the Acquired Assets or the Acquired Technology or assumption of the Assumed Liabilities on or after the Closing;

(m) all 365(n)(2)(B) Payments from and after Closing to the extent relating to the Acquired Technology or the Acquired Intellectual Property;

(n) all avoidance actions and related claims and causes of action of Seller or its estate under Sections 502(d), 510, 544, 545, 547–51 and 553 of the Bankruptcy Code or applicable non-bankruptcy Law, in each case solely to the extent arising from or relating to the Acquired Technology or any asset described in clauses (a) through (l) of this Section 2.1 (collectively, “Acquired Avoidance Actions”); and

(o) all other claims, counterclaims, demands, rights, causes of action and choses in action of Seller or its estate (whether arising under the Bankruptcy Code, applicable non-bankruptcy Law or otherwise, and whether known or unknown, matured or unmatured, accrued or contingent), in each case solely to the extent arising from or relating to the Acquired Technology or any assets described in clauses (a) through (l) of this Section 2.1, including claims for breach of contract, tort, breach of warranty, unjust enrichment, conversion and infringement or misappropriation of Intellectual Property;

provided, that Seller may retain a copy of any Documents and materials included within the Acquired Assets (i) to the extent any of the Documents and materials included within the Acquired Assets relate to any Retained Assets or (ii) for purposes of its administration of the Bankruptcy Case and may transfer copies of such Documents and materials to any plan administrator or liquidating trustee under a chapter 11 plan.

Section 2.2 Assumed Liabilities; Retained Liabilities. (a) Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in Section 2.2(b), Buyer shall assume and agree to pay, discharge or perform, as appropriate, only the following Liabilities (the “Assumed Liabilities”):

(i) all Liabilities of Seller under the Acquired Contracts arising out of or relating to periods from and after the Closing Date, but only to the extent that such Liabilities first arise after the Closing and only to the extent that such Liabilities do not arise from or relate to any breach, default or violation by Seller or its Affiliates on or prior to the Closing; and

(ii) all other Liabilities first arising out of or relating to Buyer’s ownership of the Acquired Assets on or after the Closing.

(b) Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or action against, Seller or its Affiliates of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on, before, or after the Closing Date as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Retained Liabilities”). The parties specifically acknowledge and agree that Buyer is not agreeing to assume and shall not be liable or responsible for any Retained Liabilities of Seller or any Affiliate of Seller. The Retained Liabilities shall include:

(i) any Liability for or relating to Excluded Taxes;

(ii) any Liability of Seller relating to, arising out of, or in connection with any lease for Real Property;

(iii) any current Liabilities incurred during any period or portion thereof ending on or prior to the Closing Date;

(iv) any Liability related to Debt incurred during any period or portion thereof ending on or prior to the Closing Date;

(v) any Liability relating to, arising out of, or in connection with (x) compensation or employee benefits for any Service Provider or service providers of any ERISA Affiliate, (y) the employment or performance of services for, or termination of employment or services for, or potential employment or engagement for the performance of services for, Seller or any ERISA Affiliate or (z) any Seller Plan;

(vi) any Liability relating to or arising out of any Contract that is not an Acquired Contract;

(vii) any Liability in connection with the Acquired Contracts or Acquired Assets to the extent that such Liability resulted from any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates, as applicable, on or prior to the Closing;

(viii) any Liability with respect to any Cure Costs required to be paid in connection with the assumption and assignment of the Acquired Contracts;

(ix) any Liability arising out of or relating to any Legal Proceeding pending or threatened against Seller or any of its Affiliates, whether arising before, on or after the Closing Date, to the extent relating to the operation of the Acquired Assets or the Acquired Technology prior to the Closing;

(x) any Liability arising out of or relating to any infringement, misappropriation or other violation of Intellectual Property of any third party, product liability, breach of warranty or similar claim for injury to person or property, in each case, to the extent arising from or related to the Acquired Technology or the Acquired Assets prior to the Closing;

(xi) all Liabilities to any current or former holder of equity interests of Seller or any securities convertible into or exchangeable for equity interests of Seller, and all Liabilities for indemnification or advancement of expenses owed to any current or former officer or director of Seller;

(xii) any Liability of Seller arising out of or relating to any violation of Law by Seller or any of its Affiliates prior to the Closing;

(xiii) all costs and expenses of Seller and its Affiliates relating to the Bankruptcy Case, the sale process, and the negotiation, preparation and consummation of this Agreement and the Contemplated Transactions, including all professional fees and expenses of Seller’s advisors; and

(xiv) any Liability that is not an Assumed Liability, in each case whether asserted before, on or after the Closing.

(c) For the avoidance of doubt, Buyer is not acquiring, assuming or otherwise becoming responsible for, and the Acquired Assets and Assumed Liabilities shall not include, any of the assets or Liabilities set forth on Schedule 2.2(c) (other than 365(n)(2)(B) Payments with respect thereto).

Section 2.3 Consent of Third Parties; Further Conveyances and Assumptions.

Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, the Acquired Assets (in each case to the extent assignable) that are to be transferred to Buyer as provided in this Agreement by means of the Assignment and Assumption Agreement. Notwithstanding any provision of any Acquired Contract or applicable non-bankruptcy law that prohibits, restricts, or conditions the assignment of any Acquired Contract, the Acquired Contracts shall be assumed and assigned to Buyer pursuant to Sections 363 and 365(f) of the Bankruptcy Code, and any such anti-assignment provisions shall be deemed void and of no force or effect with respect to the Contemplated Transactions and the Acquired Assets. To the extent that the assignment of all or any portion of any Acquired Asset (other than an Acquired Contract assumed and assigned pursuant to Sections 363 and 365 of the Bankruptcy Code) shall require the Consent of the other party or parties thereto or any other third party, and such Consent is not obtained prior to Closing, this Agreement shall not constitute an agreement to assign such Acquired Asset if an attempted assignment without any such Consent would constitute a breach or violation thereof. In order, however, to provide Buyer the full realization and value of the Acquired Contracts of the character described in this Section 2.3, Seller agrees that on and after the Closing it shall, and shall cause its Affiliates to, (i) obtain such Consents as are necessary to accomplish the assignment of the Acquired Contracts, (ii) preserve the rights of Seller and its Affiliates, as applicable, under the Acquired Contracts for the benefit of Buyer and its Affiliates, as applicable, and (iii) facilitate receipt of the consideration to be received by Seller in and under every Acquired Contract, which consideration shall be held for the benefit of, and shall be delivered to, Buyer promptly upon receipt.

Section 2.4 Closing.

The closing (the “Closing”) of the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities (the “Contemplated Transactions”) shall take place via electronic exchange of documents at 10:00 A.M. (Eastern Time) on the first (1st) Business Day following the date on which all conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as Buyer and Seller may mutually agree in writing. Such date is referred to as the “Closing Date.”

Section 2.5 Purchase Price, Assumption of Assumed Liabilities.

(a) Purchase Price. The aggregate consideration for the Acquired Assets shall be (i) $50,000,000 (the “Purchase Price”) and (ii) Buyer’s assumption of the Assumed Liabilities. Upon the terms and subject to the conditions contained herein (including entry of the Sale Order), at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens and Liabilities (other than Permitted Liens and Assumed Liabilities) pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Buyer shall purchase and accept assignment and delivery from Seller of, the Acquired Assets.

(b) Payment at Closing. Subject to the terms and conditions of this Agreement, no later than one (1) Business Day following the Closing Date, Buyer shall pay Seller an amount equal to the Purchase Price by wire transfer to the account designated in writing prior to the Closing by Seller.

Section 2.6 Deliveries and Proceedings at Closing.

Subject to the terms and conditions of this Agreement, at the Closing:

(a) Deliveries by Seller to Buyer. Seller shall deliver or cause to be delivered to Buyer:

(i) a bill of sale, duly executed by Seller and the applicable Seller Subsidiaries, in the form of Exhibit B hereto (the “Bill of Sale”);

(ii) an intellectual property assignment agreement, duly executed by Seller and the applicable Seller Subsidiaries, in the form of Exhibit C hereto (the “IP Assignment Agreement”);

(iii) an assignment and assumption agreement for all transferable or assignable Acquired Contracts, duly executed by Seller and the applicable Seller Subsidiaries, in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”); and

(iv) a duly completed and executed IRS Form W-9 of Seller.

(b) Deliveries by Buyer to or on behalf of Seller. Buyer shall deliver or cause to be delivered to Seller:

(i) an amount equal to the Purchase Price, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer prior to the Closing;

(ii) the Bill of Sale, duly executed by Buyer;

(iii) the IP Assignment Agreement, duly executed by Buyer; and

(iv) the Assignment and Assumption Agreement, duly executed by Buyer.

Section 2.7 Allocation of Consideration.

Within one hundred twenty (120) days after the Closing Date, Buyer will provide Seller with a draft of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with Buyer’s proposed allocation of the consideration paid among the Acquired Assets in accordance with Section 1060 of the Code. For purposes of this Section 2.7, the consideration paid shall be equal to the Purchase Price plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income tax purposes, if any; it being understood, however, that for purposes of the Asset Acquisition Statement, no payment shall be treated for U.S. federal or other applicable income Tax purposes as having been made to Buyer in exchange for Buyer’s assumption of any liabilities or obligations hereunder under the principles of James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964). If within forty-five (45) days after receiving such Asset Acquisition Statement, Seller proposes to Buyer any changes to such Asset Acquisition Statement then Buyer and Seller shall cooperate in good faith to resolve any dispute; provided, however, that if Seller and Buyer are unable to resolve any such dispute within sixty (60) days following the receipt of Buyer or Seller’s proposed changes, such dispute shall be submitted to PricewaterhouseCoopers LLP (the “Accountant”) for resolution. The fees and expenses of the Accountant shall be borne equally by Seller and Buyer. If Seller does not propose any changes to the Asset Acquisition Statement within such forty-five (45) day period then the Asset Acquisition Statement (as prepared by Buyer) shall be deemed final. Buyer and Seller shall file all applicable Tax Returns and reports consistent with the allocation provided in the Asset Acquisition Statement (as finalized) and shall not take any position before an applicable Taxing Authority inconsistent with the Asset Acquisition Statement unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.8 Withholding.

Buyer (and its agents) shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable Law. In such case, to the extent such amounts are so deducted or withheld and timely paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.9 Designation of Acquired Contracts.

Notwithstanding anything in this Agreement to the contrary, Buyer may, in its sole and absolute discretion, by written notice to Seller, amend or revise Schedule 2.1(a) in order to:

(a) eliminate any Contract from Schedule 2.1(a) at any time during the period commencing from the date hereof and ending on the date that is two (2) Business Days prior to the Closing Date; or

(b) add any Contract that relates to the Acquired Assets or the Acquired Technology to Schedule 2.1(a) at any time during the period commencing from the date hereof and ending on the date that is two (2) Business Days prior to the effective date of any chapter 11 plan; provided that the counterparty to such Contract is provided sufficient notice and an opportunity to object to such assumption and assignment in accordance with the Bidding Procedures Order; and provided further that Buyer’s deadline to add any Outbound License Agreement to Schedule 2.1(a) shall be two (2) Business Days prior to the Sale Hearing except as otherwise agreed by Buyer and any non-Seller counterparty to an Outbound License Agreement.

Automatically upon the addition of any Contract to Schedule 2.1(a), such Contract shall be an Acquired Contract for all purposes under this Agreement, until such time (if any) as such Contract is eliminated from Schedule 2.1(a). Automatically upon the removal of any Contract from Schedule 2.1(a), such Contract shall be a Retained Asset for all purposes of this Agreement, and no Liabilities arising thereunder shall be assumed or borne by Buyer, and no such removal shall result in any adjustment to the Purchase Price. If Buyer adds one or more Contracts to Schedule 2.1(a) after the date hereof, Seller shall file any supplemental motion required to assume and assign such additional Contracts and shall provide such supplemental notice as is required under the Bidding Procedures Order. Seller shall obtain Buyer’s prior written consent prior to filing any motion or notice at any time seeking to reject any Contract listed on Schedule 2.1(a), and Seller shall not file any motion or notice at any time seeking to reject any Contract listed on Schedule 2.1(a) without such consent. Prior to the Closing Date, Seller shall not terminate, amend, supplement, modify, waive any rights under, or create any adverse interest with respect to any Acquired Contract without the prior written consent of Buyer.

Section 2.10 Contract Cures.

(a) Seller shall be solely responsible for the payment of all Cure Costs necessary to cure all defaults under the Acquired Contracts in connection with the assumption and assignment thereof to Buyer pursuant to Section 365 of the Bankruptcy Code. Seller shall serve on each counterparty to an Acquired Contract, in accordance with the Bidding Procedures Order, a notice, in form and substance reasonably acceptable to Buyer, setting forth the Cure Costs, if any, that Seller believes are required to cure all defaults under such Acquired Contract.

(b) In the event of any objection by a counterparty to an Acquired Contract to (A) the Cure Costs asserted by Seller, (B) the adequate assurance of future performance to be provided by Buyer, or (C) any other aspect of the proposed assumption and assignment of such Acquired Contract (each, a “Cure/Assumption Objection”), Seller shall use reasonable best efforts to resolve any such Cure/Assumption Objection (with the prior written consent of Buyer, not to be unreasonably withheld); provided that (x) Seller shall be solely responsible for resolving any Cure Cost objection and any objection other than an objection based solely on Buyer’s adequate assurance of future performance, (y) Buyer shall reasonably cooperate with Seller in connection with any objection relating to adequate assurance of future performance, and (z) if reasonably requested by Buyer, Seller shall prosecute to conclusion any Cure/Assumption Objection interposed by a counterparty. In no event shall Seller settle any Cure/Assumption Objection without the express prior written consent of Buyer. Seller shall litigate before the Bankruptcy Court any Cure/Assumption Objection that cannot be settled with the prior written consent of Buyer and shall request that the Bankruptcy Court hear and determine such objection on an expedited basis.

(c) If any Cure/Assumption Objection with respect to an Acquired Contract has not been resolved prior to the Closing (whether by order of the Bankruptcy Court or by agreement with the applicable counterparty), (i) Buyer may, in its sole discretion, by written notice to Seller, elect to remove such Acquired Contract from Schedule 2.1(a), in which case such Contract shall be a Retained Asset for all purposes of this Agreement and no Liabilities arising thereunder shall be assumed or borne by Buyer, or (ii) Buyer may elect to temporarily treat such Contract as a “Designated Contract” and proceed to Closing without any modification to Purchase Price, without the assignment of such Designated Contract, and determine within seven (7) Business Days after resolution of such objection (whether by order of the Bankruptcy Court or by agreement with the applicable counterparty) whether to treat such Designated Contract as an Acquired Contract or a Retained Asset. For any Acquired Contracts that are the subject of a pending Cure/Assumption Objection with respect solely to the amount of the Cure Cost at the time of Closing, Seller shall reserve funding for such disputed Cure Costs pending resolution of the dispute. Upon resolution of any Cure/Assumption Objection following the Closing, Seller shall promptly assume and assign such Contract to Buyer in accordance with Section 365 of the Bankruptcy Code.

Section 2.11 Previously Omitted Contracts.

If prior to or after the Closing it is discovered that a Contract related to the Acquired Assets or the Acquired Technology should have been listed on Schedule 3.6(a) or Schedule 3.13(i) but was not so listed (any such Contract, a “Previously Omitted Contract”), Seller shall, promptly following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify Buyer in writing of such Previously Omitted Contract and provide Buyer with a copy of such Previously Omitted Contract and the Cure Costs (if any) in respect thereof. Buyer shall thereafter have the right, by written notice to Seller delivered no later than ten (10) Business Days following such notice, to designate such Previously Omitted Contract as an Acquired Contract. If Buyer so designates a Previously Omitted Contract as an Acquired

Contract, Seller shall promptly file such motions under Section 365 of the Bankruptcy Code as are necessary to obtain an order of the Bankruptcy Court authorizing the assumption and assignment thereof to Buyer, and such Previously Omitted Contract shall be deemed an Acquired Contract for all purposes under this Agreement. If Buyer does not timely designate such Previously Omitted Contract as an Acquired Contract, such Previously Omitted Contract shall be a Retained Asset for all purposes of this Agreement.

Section 2.12 Designated Purchaser.

In connection with the Closing, Buyer shall be entitled to designate one or more of its Affiliates to purchase specified Acquired Assets and assume any applicable Assumed Liabilities on and after the Closing Date (any such Affiliate of Buyer that shall be properly designated by Buyer in accordance with this Section 2.12, a “Designated Purchaser”); provided that (i) no such designation shall release or relieve Buyer of any of its obligations under this Agreement or the other Transaction Agreements, (ii) no such designation shall impede or delay the Closing or require any additional Consent, and (iii) Buyer shall be jointly and severally liable with any Designated Purchaser for all obligations of such Designated Purchaser under this Agreement and the other Transaction Agreements. At and after the Closing, Buyer shall, or shall cause its Designated Purchaser(s) to, honor Buyer’s obligations at the Closing. After the Closing, any reference to Buyer made in this Agreement in respect of any purchase or assumption referred to in this Agreement shall include reference to the appropriate Designated Purchaser(s), if any. Buyer shall give Seller not less than three (3) Business Days’ written notice of any such designation, which notice shall identify the applicable Designated Purchaser(s) and the Acquired Assets and Assumed Liabilities to be transferred to or assumed by each such Designated Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered to Buyer on the date hereof (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

Section 3.1 Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to Exploit the Acquired Assets and the Acquired Technology as currently conducted and to perform all of its obligations under the Transaction Agreements. Seller is duly qualified and authorized to conduct business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and in each other jurisdiction where such qualification or authorization is required, except where the lack of such qualification or authorization has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Power and Authority.

Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions, subject to entry of the Sale Order. Seller has duly authorized and approved, by all required action on the part of Seller, the execution, performance and delivery of the Transaction Agreements and the consummation of the Contemplated Transactions, subject to entry of the Sale Order. Each of the Transaction Agreements constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No approval or action of the shareholders of Seller is required in connection with the Contemplated Transactions.

Section 3.3 No Conflict; No Violation of Laws.

The execution, delivery and performance by Seller of each of the Transaction Agreements and the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (i) contradict, conflict with or result in the breach or violation of any provision of the Governing Documents of Seller, (ii) contradict, conflict with or result in the breach or violation of (with or without notice or lapse of time or both) any Law applicable to Seller or by which its properties are bound or affected, with respect to the Acquired Technology or the Acquired Assets, (iii) result in the creation of, or require the creation of, any Lien upon any of the Acquired Technology or Acquired Assets or (iv) require any notice to or filing with, or any Consent of, any Governmental Authority or any other Person, except in the cases of clauses (ii), (iii) or (iv), to the extent such conflict would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Sufficiency of Assets; Ownership of Assets.

(a) Excluding any Real Property, Employees, machinery, lab and office equipment, furniture, furnishings and fixtures, the Acquired Assets constitute all of the assets (including Intellectual Property) that are owned or purported to be owned by Seller or any of its Affiliates that are necessary for Buyer to Exploit the Acquired Technology as Exploited by Seller in the Ordinary Course as of and prior to the date hereof, including every such asset that Seller used in connection with the Exploitation of the Acquired Technology and the Acquired Intellectual Property, other than rights to assets that are generally commercially available pursuant to standard terms and conditions. Other than the Licensed Intellectual Property, Seller and the Seller Subsidiaries own and control all assets necessary for Buyer to Exploit the Acquired Technology and the Acquired Intellectual Property.

(b) Subject to this Section 3.4, Seller has good, valid and marketable title to or an enforceable license or leasehold interest in the Acquired Assets free and clear of any Liens, other than Permitted Liens and, at the Closing, Buyer will acquire good and valid title to, or an enforceable license or leasehold interest in, all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.5 Real Property.

Seller is not conveying any interest in Real Property in connection with the Contemplated Transactions.

Section 3.6 Contracts; Permits; Prepaid Expenses.

(a) Schedule 3.6(a) sets forth all of the following legally binding contracts, leases (excluding any lease for Real Property), indentures, mortgages, notes, bonds, loans, licenses, sublicenses, instruments, commitments, sales, purchase orders and other arrangements, undertakings, obligations or understandings, oral or written, formal or informal, in effect as of the date hereof to which Seller or any of its Affiliates are party and that are related to the Exploitation of the Acquired Technology or the Acquired Assets, other than any confidentiality, non-disclosure or similar agreement entered into by Seller or any of its Affiliates in the Ordinary Course (together with the Intellectual Property Licenses set forth in Schedule 3.13(i), the “Contracts”):

(i) Contracts involving aggregate future payments by or to Seller in respect of the Exploitation of any Acquired Technology or the Acquired Assets in excess of $250,000 in any twelve (12)-month period that are not cancellable on thirty (30) days’ or less than thirty (30) days’ notice;

(ii) Contracts that are partnership, joint venture or similar agreements;

(iii) Contracts that are research and development agreements involving aggregate future payments in excess of $50,000 in any twelve (12)-month period, clinical trial agreements, clinical research agreements or similar agreements;

(iv) Contracts with respect to the acquisition or disposition of any portion of the Acquired Technology or the Acquired Assets;

(v) Contracts that contain non-competition or non-solicitation provisions, or any other material restrictions on the Exploitation of any Acquired Technology or Acquired Assets (including geographical restrictions or restrictions with respect to any fields, targets, indications, or therapeutic areas);

(vi) Contracts that contain an option or grant any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than Seller or that limits or purports to limit the ability of Seller or its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any item of the Acquired Assets or the Acquired Technology;

(vii) Contracts with a Governmental Authority;

(viii) Contracts in which Seller has (A) granted development rights, “most favored nation” pricing provisions, or marketing or distribution rights relating to the Acquired Technology or Acquired Assets or (B) agreed to purchase a minimum quantity of goods relating to the Acquired Technology or Acquired Assets or has agreed to purchase goods relating to the Acquired Technology or Acquired Assets exclusively from a certain party;

(ix) Contracts involving a manufacturing, supply or tolling agreement or arrangement that commits Seller to purchase goods or supplies in excess of $50,000 in any future twelve (12)-month period; and

(x) All other Contracts to which Seller or any Affiliates of Seller is a party, which are material to the Exploitation of the Acquired Technology.

(b) A true and complete copy of each Contract has been made available to Buyer. All Contracts are legal, valid, binding and in full force and effect and enforceable by Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Contract, there does not exist thereunder any material breach or default on the part of Seller or, to the Knowledge of Seller, any other party to such Contract, and no event has occurred that (with or without the lapse of time or the giving of notice or both) would constitute a breach or default by Seller or (to the Knowledge of Seller) any other party thereunder and Seller has not received any written notice of such breach or default. As of the date hereof, no party to any of the Contracts has exercised any termination rights with respect thereto, and no such party has given written notice to Seller of any significant dispute with respect to any Contract. Except as set forth on Schedule 3.6(b), none of the execution and delivery of this Agreement by Seller or the consummation of the Contemplated Transactions will conflict with, or result in any violation, breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, any provision of any Contract.

(c) Subject to the Bankruptcy Court’s subsequent determination of a different amount, Schedule 3.6(c) sets forth a true and complete list of all amounts that, as of the date hereof, are past due and unpaid by Seller or any of its Affiliates under each Acquired Contract, including all unpaid invoices, accrued but unpaid fees, reimbursable expenses and any other outstanding obligations owed to the counterparty thereto (the “Unpaid Contract Amounts”). Subject to the Bankruptcy Court’s subsequent determination of a different amount, the aggregate Unpaid Contract Amounts do not exceed $1,193,118.67. Subject to the Bankruptcy Court’s subsequent determination of a different amount, except as set forth on Schedule 3.6(c), there are no other amounts that would constitute Cure Costs with respect to any Acquired Contract.

(d) Except as set forth on Schedule 3.6(d), there are no material Permits that relate to the Acquired Assets.

(e) There are no material prepaid expenses or deposits related to the Acquired Assets.

Section 3.7 Litigation.

As of the date hereof, (a) there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates with respect to the Exploitation of the Acquired Technology or the Acquired Assets before any arbitrator, mediator or Governmental Authority, and (b) no Legal Proceedings are pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates that would adversely affect the ability of (i) Seller to consummate the

Contemplated Transactions or (ii) Buyer to Exploit the Acquired Technology and Acquired Intellectual Property following the Closing without interruption. Neither the Exploitation of any Acquired Technology nor any Acquired Asset is subject to or in breach or violation of any outstanding Governmental Order or settlement issued or approved by any Governmental Authority. There are no Legal Proceedings pending in which Seller is the plaintiff or claimant and that relate to the Exploitation of the Acquired Assets or the Acquired Technology.

Section 3.8 Absence of Changes or Events.

Since January 1, 2024, there has been no change, occurrence, circumstance or event that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.9 Compliance with Laws; Regulatory Compliance.

(a) (i) Seller and its Affiliates are and have been, and (ii) the Exploitation of the Acquired Technology and the Acquired Assets is and has been, conducted in compliance with any Law or Governmental Order that is applicable to the Exploitation of the Acquired Technology and the Acquired Assets.

(b) With respect to the Acquired Technology and the Acquired Assets:

(i) Seller and its Affiliates have obtained and have held and do hold, all necessary and applicable Permits required by any Governmental Authority or Law to Exploit the Acquired Technology and the Acquired Assets for any activities they have conducted to date. Such necessary and required Permits to Exploit the Acquired Technology and the Acquired Assets are listed on Schedule 3.9(b)(i) and such Permits are in full force and effect;

(ii) Seller and its Affiliates are, and have been, in material compliance with all terms and conditions of such necessary and applicable Permits under clause (i) for such Exploitation activities and with all applicable legal requirements pertaining to such activities, with respect to the Acquired Technology and the Acquired Assets which are not required to be the subject of a Permit; and

(iii) Seller and its Affiliates are, and have been, in compliance in all material respects with all legal requirements regarding registration, license or certification for each site at which any Acquired Technology is manufactured.

(c) None of Seller or any of its Affiliates have, and, to the Knowledge of Seller, no other Person has received from any Governmental Authority any written notice of, or been charged by any Governmental Authority with, the violation of or Liability under any Laws with respect to any Acquired Technology or Acquired Assets. None of Seller or any of its Affiliates are, and, to the Knowledge of Seller, no other Person is under investigation with respect to a material violation of or Liability under any Laws as it relates to any Acquired Technology or Acquired Assets.

(d) No human clinical trials have been conducted in connection with any Acquired Technology or Acquired Asset since 2011. All human clinical trials conducted by or on behalf of Seller or any of its Affiliates and, to the Knowledge of Seller, all other human clinical trials conducted in connection with any Acquired Technology or Acquired Asset, have been conducted in material compliance with research protocols and all applicable Laws. No clinical trial conducted in connection with any Acquired Technology or Acquired Asset has been terminated or suspended prior to completion, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted in connection with any Acquired Technology or Acquired Asset has commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted in connection with any Acquired Technology. All preclinical studies and other studies and tests conducted by or on behalf of Seller or its Affiliates and, to the Knowledge of Seller, all other preclinical studies and other studies and tests conducted in connection with the Acquired Technology and Acquired Assets have been and are being (as applicable), conducted in material compliance with research protocols and all applicable Laws.

(e) None of Seller or any of its Affiliates have, and, to the Knowledge of Seller, no other Person has, with respect to any Acquired Technology or Acquired Asset, (i) been subject to a Governmental Authority shutdown or import or export prohibition or (ii) received any FDA Form 483, or other notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any change to any product candidate or any of Seller’s or its Affiliates or such other Person’s processes or procedures, or any similar correspondence from any Governmental Authority in respect of any Acquired Technology or Acquired Asset alleging or asserting noncompliance with any applicable Law, permit or any such requests or requirements of a Governmental Authority and, to the Knowledge of Seller, no Governmental Authority is considering such action. As of the date hereof, none of Seller or any of its Affiliates have, and to the Knowledge of Seller, no other Person has voluntarily or involuntarily initiated, conducted, or issued, or caused to be initiated, conducted, or issued, any public notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance with respect to any compound, product or therapy containing any Acquired Technology or otherwise arising from any Acquired Asset.

(f) All compounds, products and therapies including, incorporating or otherwise arising from the Exploitation of any Acquired Technology or Acquired Asset, if any, that are, as of the date hereof, subject to the jurisdiction of the FDA or Governmental Authorities in other jurisdictions are being manufactured, imported, exported, processed, developed, labeled, stored, and tested by or on behalf of Seller or any of its Affiliates or, to the Knowledge of Seller, by or on behalf of any other Person, in material compliance with all applicable requirements under any Permit or applicable Law. To the extent applicable in connection with the Exploitation of any Acquired Technology or Acquired Asset, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other applicable Governmental Authority relating to such Acquired Technology or Acquired Asset, when submitted to the FDA or other applicable Governmental Authority by or on behalf of Seller or any of its Affiliates and, to the Knowledge of Seller, those submitted by or on behalf of any other Person, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other applicable

Governmental Authority. None of Seller or any of its Affiliates and, to the Knowledge of Seller, no other Person, has received any notice or other communication, in writing, via telephone or other forms of rapid communication, from any Governmental Authority requiring, or threatening to require, the termination or suspension or investigation of any pre-clinical studies of any such compound, product or therapy. There are no investigations, suits, claims, actions or proceedings pending or threatened in writing against Seller or its Affiliates or, to the Knowledge of Seller, any other Person with respect to any compound, product or therapy containing any Acquired Technology or otherwise arising from any Acquired Asset, or alleging any material violation by Seller or its Affiliates or any other Person with respect to any such compound, product or therapy of any such Law.

(g) With respect to the Acquired Technology and the Acquired Assets, none of Seller or any of its Affiliates or any of its or their officers, Service Providers or agents, or, to the Knowledge of Seller, any clinical investigator or other third party involved in the Exploitation of any Acquired Technology or Acquired Asset, has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), and any amendments thereto, or any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Governmental Authority. None of Seller or any of its Affiliates or any of its or their officers, Service Providers, agents or, to the Knowledge of Seller, any clinical investigator or other third party involved in the Exploitation of any Acquired Technology or Acquired Asset, is or has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b).

Section 3.10 Employee Matters.

(a) No Liabilities relating to any Service Provider are included in the Assumed Liabilities.

(b) Seller has provided Buyer a copy of the Employee Census that is true and accurate as of the date of this Agreement.

(c) Except as set forth in Schedule 3.10(c), in the past three (3) years, Seller has not experienced a “plant closing” or “mass layoff” (as defined in the WARN Act) with respect to the Acquired Intellectual Property business to which there is any unsatisfied Liability.

(d) Seller and its Affiliates are in compliance in all material respects with all applicable Laws respecting employment and labor to the extent they relate to the Employees or current or former employees of Seller or its Affiliates with respect to the Acquired Intellectual Property business, including those related to wages and hours (including minimum wage and overtime Laws and wage payment Laws), collective bargaining, unemployment insurance, workers’ compensation, classification, hiring, termination, immigration, retaliation, harassment and discrimination, disability rights and benefits, affirmative action, and employee layoffs, employee notification, leave, health and safety, and child labor.

(e) Neither Seller nor any of its Affiliates is a party to or bound by any Collective Bargaining Agreement. No labor union, labor organization, or employee representative body has been certified or recognized as the representative of any Employee or the Acquired Intellectual Property business. There are no pending or, to the Knowledge of Seller, threatened organizational campaigns, card solicitations, petitions, or other unionization activities with respect to any Employee or the Acquired Intellectual Property business. There is no pending or, to the Knowledge of Seller, threatened labor strike, slowdown, work stoppage, lockout, or other material labor dispute affecting any Employees or the Acquired Intellectual Property business.

(f) There are no pending or, to the Knowledge of Seller, threatened actions against Seller or any of its Affiliates brought by or on behalf of or with regard to any Employee or by any Governmental Authority relating to any Employee, including any charge, complaint, claim, investigation, or proceeding relating to alleged employment discrimination, harassment, retaliation, wage and hour violations, unfair labor practices, occupational safety violations, or workers’ compensation claims.

(g) None of Seller or its Affiliates has entered into any Contract prohibiting or limiting any Employee from accepting employment or otherwise engaging to provide services to Buyer or any of its Affiliates.

Section 3.11 Benefit Plans.

(a) There are no Seller Plans, or Liabilities related thereto, included in the Acquired Assets or Assumed Liabilities.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either alone or in combination with another event: (i) materially increase the amount of any compensation or benefits due to any Employee; (ii) accelerate the timing of payment, vesting or funding of any material compensation or benefits to any Employee; (iii) entitle any Employee to any payment of compensation; or (iv) result in any Employee who is a “disqualified individual” of Seller or its Affiliates receiving any “excess parachute payment” (as each such term is defined in Section 280G of the Code), determined without regard to any arrangements that may be implemented by, or at the direction of, Buyer or any of its Affiliates.

(c) No Seller Plan is, and neither Seller nor any ERISA Affiliate has, or has had in the past six (6) years, any current or contingent Liability with respect to (i) a plan or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) a plan that provides post-retirement health, welfare or life insurance benefits to any Service Provider (other than health continuation coverage required by law).

(d) No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Plan that would reasonably be expected to result in a Liability to Seller.

Section 3.12 Taxes.

(a) All material Tax Returns required to be filed by Seller or any Affiliated Group of which Seller is or was a member with respect to the Acquired Assets or the Assumed Liabilities have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. Seller has paid (or caused to be paid) all Taxes with respect to the Acquired Assets or the Assumed Liabilities that are due and payable.

(b) Seller (i) is not currently the beneficiary of any extension of time within which to file any Tax Return in respect of a material amount of Taxes other than extensions of time to file Tax Returns obtained in the ordinary course of business and (ii) has not waived any statute of limitations in respect of material Taxes, in each case, with respect to the Acquired Technology, the Acquired Assets or the Assumed Liabilities.

(c) There is no Tax Contest now proposed in writing or, to the Knowledge of Seller, pending against or with respect to the Acquired Assets or the Assumed Liabilities. All deficiencies asserted or assessments made by any Taxing Authority with respect to the Acquired Assets or the Assumed Liabilities have been fully paid, settled or withdrawn. There are no outstanding extensions or waivers of the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Acquired Assets or the Assumed Liabilities.

(d) No Acquired Contract is a Tax allocation, Tax sharing, Tax indemnification or similar Contract that would, in any manner, bind, obligate or restrict Buyer or its Affiliates (or the Acquired Assets).

(e) There are no Liens for Taxes on the Acquired Assets, except for Permitted Liens.

(f) Seller has withheld all material amounts of Taxes relating to the Acquired Technology, the Acquired Assets and the Assumed Liabilities as are required to be withheld under applicable Law and has timely paid or remitted all such Taxes to the appropriate Governmental Authority.

(g) No written claim has been received from any Governmental Authority in a jurisdiction in which Seller does not currently file a Tax Return that such Seller may be subject to Tax in such jurisdiction with respect to the Acquired Technology, the Acquired Assets or the Assumed Liabilities.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a complete and accurate list of all registered and pending applications for registration of Intellectual Property included in the

Acquired Intellectual Property (each such item of Intellectual Property required to be set forth on Schedule 3.13(a), the “Registered IP”). Schedule 3.13(a) lists (i) the owner of record for each item of Registered IP, (ii) the jurisdictions in which each item of Registered IP has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (iii) the registration or application date, as applicable. Each item of Registered IP is subsisting and, to the extent registered or issued, is, to the Knowledge of Seller, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the Closing Date in connection with the Registered IP have been timely paid or will be timely paid by the Closing Date and all necessary Documents and certificates in connection with the Registered IP have been timely filed or will be timely filed by the Closing Date with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered IP in full force and effect. Except as set forth on Schedule 3.13(a), there are, as of the date of this Agreement, no filings, payments or similar actions that must be taken within sixty (60) days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(b) Seller or one of its Affiliates exclusively owns all of the Acquired Intellectual Property, free and clear of all Liens (other than Permitted Liens), and possesses legally sufficient, valid and enforceable rights pursuant to written agreements to use all Licensed Intellectual Property as such Intellectual Property is currently used in connection with the Exploitation of the Acquired Technology and the Acquired Assets in the businesses of Seller and each of its Affiliates. Without limiting the warranty in Section 3.4, the Acquired Intellectual Property and such Licensed Intellectual Property include all of the Intellectual Property used in, necessary and sufficient for the Exploitation of the Acquired Technology and the Acquired Assets. Except as set forth on Schedule 3.13(b), no third party has any joint ownership with Seller or any of its Affiliates in any inventions claimed by any issued Patents or pending claims in any applications for Patents included in the Acquired Intellectual Property (or, to the Knowledge of Seller, any Licensed Intellectual Property).

(c) Seller and each of its Affiliates evaluates promptly whether inventions within the Acquired Intellectual Property are patentable and, if so, Seller and its Affiliates has filed promptly patent applications with respect thereto, except where, in the exercise of reasonable business judgment, Seller or any of its Affiliates (as applicable) has decided not to file, or has decided to defer filing, a patent application on a potentially patentable invention. Seller and its Affiliates have complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Acquired Intellectual Property. No public disclosure or sale by Seller or any of its Affiliates or licensees has occurred which has rendered or would reasonably be expected to render any Patent contained in the Acquired Intellectual Property unenforceable or invalid.

(d) In the past six (6) years, neither the conduct of Seller’s or its Affiliates’ business with respect to the Acquired Technology nor their Exploitation of the Acquired Technology or the Acquired Intellectual Property has misappropriated, infringed or otherwise violated or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any Person. Neither Seller nor any of its Affiliates has received any written notice from any Person (i) claiming any violation, misappropriation or infringement of the Intellectual Property of such Person or (ii) contesting the use, ownership, validity or enforceability of any of the

Acquired Intellectual Property. There is no action pending, or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates claiming or contesting any of the foregoing and neither Seller nor any of its Affiliates is aware of any basis for any such claim. No Acquired Intellectual Property is subject to any pending or outstanding judgment that restricts the use, transfer or registration of, or affects the validity or enforceability of, any such Acquired Intellectual Property.

(e) To the Knowledge of Seller, no Person has misappropriated, infringed or otherwise violated or is infringing, misappropriating or otherwise violating any Acquired Intellectual Property, and no such claim has been made against any other Person by Seller or any of its Affiliates. None of Seller or any of its Affiliates have given notice to any other Person of any of the foregoing.

(f) Seller and each of its Affiliates has taken commercially reasonable measures to maintain the confidentiality, secrecy and value of all material Know-How included in the Acquired Intellectual Property, and to prevent the unauthorized disclosure or use thereof. No such Know-How has been authorized to be disclosed or has been actually disclosed by Seller or any of its Affiliates to any Person other than pursuant to a written non-disclosure agreement or written confidentiality obligation restricting the disclosure and use of such Know-How, and to the Knowledge of Seller, no such Person is in default of any such agreement.

(g) No past or present founder, director, officer, employee, consultant or independent contractor of Seller or any of its Affiliates owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Acquired Intellectual Property that is or could be material to the Exploitation of the Acquired Technology or the Acquired Assets. Each current and former founder, employee, officer and director of Seller or any of its Affiliates, each current and former independent contractor and consultant of Seller or any of its Affiliates, and any other Person who is or has been involved in the creation or development of any Intellectual Property for or on behalf of Seller or any of its Affiliates and claiming or covering any Acquired Technology or otherwise included in the Acquired Intellectual Property has executed a valid and enforceable written agreement (i) requiring such Person to maintain the confidentiality of all confidential information of Seller and its Affiliates, (ii) permitting such Person to use such information only for the benefit of Seller or its Affiliates in the scope of such Person’s employment or engagement by Seller and its Affiliates (as the case may be) and (iii) containing a present assignment to Seller or one of its Affiliates of all rights, title and interest in and to all Intellectual Property created or developed for Seller or any of its Affiliates in the course of such Person’s employment or retention thereby. There is no material uncured breach by Seller or any of its Affiliates, or to the Knowledge of Seller, the counterparty, under any such agreement. Seller has made available to Buyer copies of all such agreements (or Seller’s forms thereof).

(h) Neither Seller nor any of its Affiliates is required to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Acquired Intellectual Property, or any other Person, with respect to the use thereof or in connection with the Exploitation of any Acquired Technology or Acquired Intellectual Property.

(i) Schedule 3.13(i) sets forth a complete and accurate list of all Intellectual Property Licenses. Seller has delivered to Buyer true, correct and complete copies of each Intellectual Property License, together with all amendments, modifications or supplements thereto.

(j) No funding, facilities, or personnel of any Governmental Authority or any university, college, or other educational institution, or research center are or were used, in whole or in part in the development of any Acquired Intellectual Property. No individual Person who contributed to the creation or development of any Acquired Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such Person was also performing services for Seller or any of its Affiliates with respect to the Acquired Technology or any Acquired Intellectual Property in a manner that would result in such government, university, college, institution, or research center having rights or interests in or to the Acquired Technology or any Acquired Intellectual Property.

(k) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will result in (i) the loss or impairment of Buyer’s right to own or use any of the Acquired Intellectual Property or the Acquired Technology or (ii) the payment of any additional consideration by Buyer for Buyer’s right to own or use any of the Acquired Intellectual Property or the Acquired Technology.

Section 3.14 No Broker’s or Finder’s Fees.

No agent, broker, or finder acting on behalf of Seller or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with any of the Contemplated Transactions. Seller has provided to Buyer any and all engagement letters with banks related to sale of assets or bankruptcy.

Section 3.15 No Inducement or Reliance.

Seller has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in ARTICLE IV hereof, whether or not any such representations, warranties or statements were made in writing or orally.

Section 3.16 Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER OR ANY OTHER PERSON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN THIS ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN TO BUYER OR ANY OTHER PERSON (A) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY

OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR (C) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1 Organization and Good Standing.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Power and Authority.

Buyer has all requisite limited liability company power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Buyer has duly authorized the execution and delivery of the Transaction Agreements and the Contemplated Transactions. Each of the Transaction Agreements constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3 No Conflict; No Violation of Laws.

The execution, delivery and performance by Buyer of each of the Transaction Agreements and the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (i) conflict with or result in the breach or violation of any provision of the Governing Documents of Buyer, (ii) conflict with or result in the breach or violation of (with or without notice or lapse of time or both) any Law applicable to Buyer or by which its properties are bound or affected, (iii) result in the creation of, or require the creation of, any Lien upon any of the assets of Buyer or (iv) require on the part of Seller or Buyer any notice to or filing with, or any authorization, consent or approval of, any Governmental Authority or any other Person except (A) in the cases of clauses (i), (ii) or (iii), to the extent such conflict, liability or Lien would not, individually or in the aggregate, adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements and (B) in the cases of clause (iv), other than any notice or Consent for which the failure to make such notice or obtain such Consent would not reasonably be expected to adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements.

Section 4.4 Litigation.

As of the date of this Agreement, there is no Legal Proceeding that is pending or, to the knowledge of Buyer, threatened against Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions.

Section 4.5 No Broker’s or Finder’s Fees.

No agent, broker, or finder acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with any of the Contemplated Transactions.

Section 4.6 No Inducement.

Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in ARTICLE III hereof (including the Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.

Section 4.7 Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO SELLER OR ANY OTHER PERSON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY MADE BY BUYER IN THIS ARTICLE IV.

ARTICLE V

COVENANTS PRIOR TO CLOSING

Section 5.1 Conduct of Business.

(a) Except as otherwise required or contemplated by this Agreement, but in each case subject to the limitations on operations specifically imposed by the Bankruptcy Court, the Bankruptcy Code or the DIP Financing Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall, except (i) as otherwise approved in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed), (ii) as expressly provided in this Agreement or (iii) as required by applicable Law, use commercially reasonable efforts to (1) maintain the Acquired Assets and the Acquired Technology as they were on the date hereof and (2) comply with the requirements of the Acquired Contracts and any applicable Law.

(b) Without limiting the generality of the foregoing and except as required or contemplated by this Agreement or any other Transaction Agreement, including due to the limitations on operations specifically imposed by the Bankruptcy Court, the Bankruptcy Code or the DIP Financing Agreement, during the period from the date of this Agreement through the earlier of the Closing Date and the valid termination of this Agreement pursuant to ARTICLE IX, except (x) as otherwise approved in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed), (y) as expressly provided in this Agreement or (z) as required by applicable Law, Seller shall not take any of the following actions in relation to the Acquired Assets or the Acquired Technology:

(i) voluntarily incur any Liability that is not a Retained Liability other than (A) in the Ordinary Course, (B) in connection with the performance or consummation of the Contemplated Transactions, or (C) in connection with the winddown, cessation or discontinuation of any business, operations or activities of Seller that are not necessary for the operation or maintenance of the Acquired Assets or the consummation of the Contemplated Transactions;

(ii) divest, sell or otherwise dispose of, or encumber, any Acquired Assets other than dispositions of obsolete assets (other than Intellectual Property) with an aggregate fair market value not exceeding $5,000;

(iii) enter into, terminate or amend any Contract in connection with the Acquired Technology or the Acquired Assets that would have been required to be set forth in Schedule 3.6(a) if such Contract had been in effect on the date hereof (other than (A) terminations of Contracts as a result of the expiration of the term of such Contracts, or (B) renewals in the Ordinary Course);

(iv) enter into or amend any transaction or contract with an Affiliate related to the Acquired Technology or the Acquired Assets;

(v) settle or commence any claim, action, suit or Legal Proceeding relating to the Acquired Technology or the Acquired Assets, or otherwise fail to prosecute or defend any Intellectual Property-related Legal Proceedings;

(vi) fail to promptly notify Buyer of any third party challenge (including any inter partes review, post-grant review or covered business method review petition), regulatory default or other material adverse development with respect to any Acquired Intellectual Property or other Acquired Asset;

(vii) with respect to any Acquired Intellectual Property, fail to (A) diligently prosecute all pending Patent applications, continuations, continuations-in-part and divisionals (provided that Seller may extend due dates for pending Patent applications in the ordinary course of patent prosecution to the extent such extension would not result in the abandonment, loss or impairment of any Acquired Intellectual Property), (B) timely make and prosecute any Patent term extension and restoration filings, (C) pay any maintenance or similar fees, or (D) take any other actions necessary to prevent the abandonment, loss or impairment of any Acquired Intellectual Property;

(viii) sell, assign, license, sublicense, transfer, convey, abandon, dedicate to the public, or otherwise dispose of any Acquired Intellectual Property or terminate, amend, restate, supplement, waive or impair any rights under any Intellectual Property License, or grant or seek to grant any right or license to any other Person that would conflict with or otherwise impair any rights under any Intellectual Property License;

(ix) disclose (or authorize the disclosure of) any confidential or proprietary information included in the Acquired Intellectual Property, including any Know-How, other than in the Ordinary Course to a Person who is bound by valid written non-use and non-disclosure obligations;

(x) fail to maintain any confidentiality, invention assignment or non-disclosure protections with respect to any Acquired Intellectual Property or Acquired Asset;

(xi) fail to maintain in good standing all regulatory filings, approvals and designations, including to the extent applicable, INDs, NDAs/BLAs, orphan designations and DMFs, or receive notice of any FDA action, warning letter, recall or adverse event matter that could reasonably be expected to affect the value of any Acquired Intellectual Property or Acquired Asset without providing prompt written notice thereof to Buyer;

(xii) correspond or communicate with the FDA or any similar Governmental Authority in writing with respect to the Acquired Technology or the Acquired Assets without providing Buyer prior notice thereof;

(xiii) plan, initiate, supervise or conduct any preclinical and clinical trials with respect to the Acquired Technology (other than preclinical and clinical trials that were conducted, initiated or supervised in connection with the Acquired Technology prior to the date hereof);

(xiv) (i) terminate the employment of any Employee (unless Buyer has notified Seller that such Employee has expressly rejected a Hire Offer or such Employee has failed to satisfy Buyer’s customary screening procedures) or (ii) take any action that is intended to, or would reasonably be expected to, discourage any Employee from accepting a Hire Offer;

(xv) except pursuant to an existing Seller Plan disclosed in Schedule 5.1(b)(xv), with respect to (or for the benefit of) any Employee: (A) increase the rate of base salary, wages, or other compensation payable; (B) grant or increase any bonus, incentive compensation, severance, retention, change-in-control, or termination pay or benefit; or (C) accelerate the vesting or payment of any compensation or benefit to such employee;

(xvi) take any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act affecting the Employees or the Acquired Intellectual Property business;

(xvii) enter into any Collective Bargaining Agreement relating to, impacting, or binding on any Employee or the Acquired Intellectual Property business; or

(xviii) authorize, agree, resolve or consent to any of the foregoing.

(c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Acquired Assets prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with and subject to the terms and conditions of this Agreement and the DIP Financing Agreement, complete control and supervision of the Acquired Assets. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

Section 5.2 Access to Information.

During the period from the date hereof and continuing until the earlier of the third (3rd) anniversary of the Closing Date or the effective date of the chapter 11 plan, Seller shall (a) give Buyer and its Representatives reasonable access to the employees, facilities and the books and records relating to the Acquired Assets as Buyer may reasonably request, (b) permit Buyer to make such inspections relating to the Acquired Assets as it may reasonably require, (c) during such period furnish as promptly as practicable to Buyer any information concerning the Acquired Assets that Buyer may reasonably request and (d) provide Buyer copies of all variance reports, budgets, financial documents and other information provided pursuant to the DIP Financing Agreement or any other debtor-in-possession financing agreement; provided, however, that such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of Seller’s personnel, in such a manner that does not unreasonably interfere with the normal operations and conduct of business of Seller, and Buyer and its Representatives shall give reasonable prior notice of all such access and visits to a designated officer of Seller. Notwithstanding anything to the contrary set forth in this Agreement, (a) Buyer shall not have access to (i) personnel records of Seller relating to individual performance or evaluation records, medical histories, or (ii) information that, in Seller’s reasonable opinion, Seller is under a contractual or legal obligation not to supply, and (b) Seller shall not be required to take any action that would constitute a waiver of attorney client or other privilege or would compromise Seller’s confidential information not related to the Acquired Assets; provided that, in the case of clause (a)(ii) and (b), Seller shall use commercially reasonable efforts to work in good faith with Buyer to determine a manner to provide such information or access in a manner that would not violate such obligations or waive such privilege.

Section 5.3 Satisfaction of Conditions Precedent.

Subject to the terms and conditions set forth herein and to applicable legal requirements, including the limitations on operations specifically imposed by the Bankruptcy Court, the Bankruptcy Code or the DIP Financing Agreement, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in ARTICLE VI.

Section 5.4 Further Assurances; Consents of Third Parties; Governmental Approvals.

Subject to the limitations on operations specifically imposed by the Bankruptcy Court, the Bankruptcy Code or the DIP Financing Agreement, Seller and Buyer shall cooperate with the other party and use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Contemplated Transactions; provided, however, that (other than as set forth in Section 5.5) such action shall not include any requirement of Buyer, Seller or any of their respective Affiliates or Representatives to pay money to any third party, commence or participate in any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. Without limiting the foregoing, prior to the Closing, each party shall use its reasonable best efforts to (a) obtain any Consents from, and provide such notices to, Governmental Authorities and third parties under the Acquired Contracts as are required and reasonably necessary to effect the consummation of the Contemplated Transactions or accomplish the assignment of the Acquired Contracts to Buyer and (b) lift any injunction prohibiting, or any other legal bar to, the consummation of the Contemplated Transactions.

Section 5.5 Regulatory Filings and Cooperation; Filing Fees.

(a) In addition to its obligations under Section 5.4, each of the parties shall, and shall cause its Affiliates to, use commercially reasonable efforts to prepare and file, as promptly as practicable after the date hereof, all notices, reports, and other documents required to be filed by it or any of its Affiliates with any Governmental Authority with respect to the Contemplated Transactions.

(b) Each of Seller and Buyer shall, and shall cause its Affiliates to: (i) cooperate in good faith and in a timely manner with any Governmental Authority in connection with any review, investigation, or inquiry relating to the Contemplated Transactions, including by promptly responding to any request for information or documentation from any Governmental Authority; (ii) promptly notify the other party in writing of any communication received by it or any of its Affiliates from any Governmental Authority relating to the Contemplated Transactions and, to the extent permitted by applicable Law and such Governmental Authority, provide the other party with copies of all written communications and a summary of all material oral communications with any Governmental Authority relating thereto; (iii) to the extent permitted by applicable Law, permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the reasonable comments of such other party with respect to, any proposed written communication to any Governmental Authority relating to the Contemplated Transactions; and (iv) not independently participate in any substantive meeting, discussion or telephone call with any Governmental Authority in respect of any filing, investigation or inquiry relating to the Contemplated Transactions without giving the other party reasonable prior written notice thereof and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate therein.

(c) All filing fees incurred in connection with the submission of any filing or notice required under this Section 5.5 shall be borne solely by Buyer.

Section 5.6 Outbound License Agreements.

Seller shall not amend, modify, terminate, extend, renew or waive any provision of an Outbound License Agreement, or release or assign any material right of Seller or its Affiliates under an Outbound License Agreement, or otherwise enter into any agreement to do any of the foregoing, in each case, in any manner that would purport to impose any encumbrance on any of the rights assigned to Buyer hereunder as of the Closing, expand the scope of the rights or licenses granted to any Outbound Licensee beyond the scope of such rights or licenses as they exist as of the date of this Agreement, or otherwise interfere with Buyer’s exercise of its right to Exploit the Acquired Technology and the Acquired Intellectual Property. Prior to the Closing, to the extent Buyer and the applicable Outbound Licensee have not entered into a new or amended license agreement in form and substance acceptable to Buyer in its sole discretion, Seller shall seek entry of an order or orders of the Bankruptcy Court authorizing the rejection of such Outbound License Agreements pursuant to Section 365 of the Bankruptcy Code. Such rejection shall be effective no later than the Closing. Seller shall use best efforts to obtain entry of the Sale Order including the Non-Compete Finding and providing that Buyer shall have no successor liability with respect to any obligations of Seller or its Affiliates under any Outbound License Agreement.

Section 5.7 Intellectual Property Matters.

(a) With respect to each issued patent or pending patent application included in the Acquired Intellectual Property that currently lists Seller’s former corporate name “Sangamo BioSciences, Inc.” as the assignee, prior to the Closing, Seller shall (a) make the requisite filings with the United States Patent and Trademark Office and relevant authorities in foreign jurisdictions to record Seller’s current corporate name (“Sangamo Therapeutics, Inc.”) as the assignee of each such patent or pending patent application, and (b) provide written documentation to Buyer evidencing the same.

(b) Prior to the Closing, Seller shall (i) record all applicable executed inventor assignments with the United States Patent and Trademark Office for the following patents and patent applications: (1) U.S. patent application no. 62/378,978 for ENGINEERED TARGET SPECIFIC NUCLEASES (assignments from Edward J. Rebar and Jeffrey C. Miller); (2) U.S. patent application no. 62/433,981 for ENGINEERED TARGET SPECIFIC NUCLEASES (assignments from Edward J. Rebar and Jeffrey C. Miller); (3) PCT/US2026/024034 for FITNESS MATURATION OF A BLOOD-BRAIN BARRIER PENETRANT AAV CAPSID (assignments from assignments from Edward J. Rebar and Jeffrey C. Miller); (4) U.S. patent application no. 64/064,988 for STAC-BBB POTENCY ASSAY (assignments from Edward J. Rebar and Jeffrey C. Miller); and (ii) provide written documentation to Buyer evidencing the same.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

Section 6.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction (or written waiver by Buyer) of each of the following conditions:

(a) the Bankruptcy Court shall have entered the Bidding Procedures Order, and the Bidding Procedures Order shall be a Final Order;

(b) the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall be a Final Order;

(c) (i) the representations and warranties of Seller set forth in this Agreement other than the Fundamental Representations, the Intermediate Representations and Section 3.8 (Absence of Changes or Events) shall be true and correct (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Intermediate Representations applicable to Seller shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date); (iii) the Fundamental Representations applicable to Seller shall be true and correct in all respects other than de minimis inaccuracies on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies as of such specific date); and (iv) the representations and warranties of Seller set forth in Section 3.8 (Absence of Changes or Events) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date;

(d) Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(e) Seller shall have delivered to Buyer the items set forth in Section 2.6(a);

(f) no Governmental Order or Law shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions;

(g) with respect to each Outbound License Agreement that contains an Outbound License Non-Compete, either (i) the Sale Order shall order that each such Outbound License Agreement is rejected and also include the Non-Compete Finding, or (ii) Buyer and such Outbound Licensee shall have entered into a new or amended license agreement, in form and substance acceptable to Buyer in its sole discretion;

(h) Seller shall have paid, to each applicable counterparty to each Acquired Contract, all applicable Cure Costs;

(i) no Material Adverse Effect shall have occurred after the date of this Agreement that is continuing; and

(j) the Bankruptcy Court shall have entered the Interim DIP Order and the Final DIP Order.

Section 6.2 Conditions to Obligations of Seller and Seller Subsidiaries. The obligation of Seller and the Seller Subsidiaries to consummate the Contemplated Transactions is subject to the satisfaction (or written waiver by Seller) of each of the following conditions:

(a) the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall be a Final Order;

(b) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date);

(c) Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(d) Buyer shall have delivered to Seller the items set forth in Section 2.6(b); and

(e) no Governmental Order or Law shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions.

ARTICLE VII

OTHER COVENANTS AND AGREEMENTS

Section 7.1 Omitted Assets; Wrong Pockets.

(a) If, after the Closing, Buyer or Seller becomes aware that any asset or right that constitutes an Acquired Asset (other than a Contract, which shall be governed by Section 2.11) was not delivered to Buyer at Closing (collectively, “Omitted Assets”), then Seller shall, and shall cause its Affiliates to, promptly transfer such Omitted Assets to Buyer for no additional consideration, and if such transfer is not legally permissible, then Seller shall, and shall cause its Affiliates, to obtain or structure an arrangement for Buyer to receive (or for Seller and its Affiliates to enforce for the benefit of Buyer), whether by license or sub-license (which shall be perpetual, exclusive, irrevocable, worldwide and fully paid), sub-assignment or by other means, the economic and operational claims, rights and benefits of ownership of such Omitted Assets, including the net profits from the operation or subsequent sale of such Omitted Assets, and including the right to manage and control such Omitted Assets, in each case for no additional consideration. If, after the Closing, Buyer or Seller becomes aware that Buyer has in its possession any assets or rights that constitute Retained Assets or Liabilities that constitute Retained Liabilities that were inadvertently conveyed to Buyer, then Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to deliver such Retained Assets or Retained Liabilities, as applicable, to Seller for no consideration.

(b) If, after the Closing, Seller or an Affiliate thereof receives any payments or amounts (including by set-off or otherwise) under or with respect to any Acquired Assets, Seller shall promptly pay such amount received by wire transfer of immediately available funds to an account or accounts designated by Buyer. If, after the Closing, Buyer or an Affiliate thereof receives any payments or amounts (including by way of set-off or otherwise) that constitute Retained Assets, Buyer shall promptly pay such amount received by wire transfer of immediately available funds to an account or accounts designated by Seller.

(c) The parties shall reasonably cooperate to effect any arrangements described in this Section 7.1 in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment after the Closing as holding such payment as an agent or nominee for the transferee thereof for all applicable Tax purposes to the extent permitted by applicable Law.

Section 7.2 Intellectual Property and Technology Matters.

(a) Non-Exclusive License to Retained Intellectual Property; Right of Reference. Seller hereby grants, on behalf of itself and its Affiliates, to Buyer and its Affiliates, (i) a perpetual, non-exclusive, transferable, irrevocable, sublicensable (through multiple tiers), worldwide, royalty-free and fully paid license under the Retained Intellectual Property, excluding the Retained Intellectual Property set forth in Schedule 7.2(a), to the extent useful to Exploit the Acquired Technology and the Acquired Assets for any and all uses and purposes, including the diagnosis, prevention and treatment of any and all diseases in humans or animals; and (ii) a worldwide, perpetual, irrevocable, transferable, sublicensable (through multiple tiers) right of reference to any regulatory filings, data and information controlled by Seller or any of its Affiliates (or a successor-in-interest of any such Person) that were generated by or on behalf of Seller or any of its Affiliates or licensees in connection with the Acquired Assets to the extent necessary or useful to support regulatory filings for products Exploited by Buyer or any of its Affiliates or licensees using the Acquired Technology or Acquired Assets.

(b) License to Retained Program Purchasers; License to Seller. (i) Buyer shall negotiate in good faith with each purchaser of a Retained Program the terms of an agreement pursuant to which Buyer would grant to such purchaser a royalty-free, fully paid-up non-exclusive license in the territory in which the applicable purchaser has acquired the rights with respect to the applicable Retained Program, with the right to sublicense in accordance with terms to be set forth in such agreement, under Buyer’s rights in Acquired Intellectual Property set forth in Schedule 7.2(b), in form and substance acceptable to Buyer in its reasonable discretion; provided, that Buyer will not unreasonably refuse to enter into such agreement. (ii) Buyer hereby grants to Seller a limited, non-exclusive, non-transferable license to use applicable Acquired Intellectual Property previously used in an Existing Clinical Trial solely to the extent necessary to complete or wind-down such Existing Clinical Trial. Such license shall be sublicensable solely to the primary investigator conducting such Existing Clinical Trial and shall automatically terminate upon the completion of such Existing Clinical Trial.

(c) Technology Transfer. Seller shall, at no additional charge and within twenty (20) days after the Closing (provided that, with respect to any tangible goods, Buyer has provided in writing a shipping destination and its confirmation of readiness to receive such shipment(s)), effect a technology transfer to Buyer that shall include all of the following, in each case, to the extent related to the Acquired Assets and owned or controlled by Seller or any of its Affiliates (including any of the following in the possession of any vendor, contractor or service provider (including any contract research organization or contract development and manufacturing organization of Seller or any of its Affiliates) (a “Seller Contractor”)): (a) all then-existing Know-How; (b) all data, results and other information associated with the foregoing; (c) all manufacturing processes, including any protocols for manufacturing any Acquired Technology; and (d) all manufacturing data, information and services of Seller Contractors (the “Transferred Technology”). Commencing on the date hereof, Seller shall, and shall cause its Affiliates and Seller Contractors to identify, collect, organize and prepare all Transferred Technology so as to enable the prompt and complete transfer thereof to Buyer within twenty (20) days after the Closing (provided that, with respect to any tangible goods, Buyer has provided in writing a shipping destination and its confirmation of readiness to receive such shipment(s)). For a period of up to twenty (20) Business Days after the completion of the transfer of the Transferred Technology, and at no additional charge, Seller shall provide technical assistance to Buyer, including in-person, telephonic or electronic consultation with then-current employees of Seller or its Affiliates knowledgeable with respect to the Acquired Intellectual Property and access to any relevant Documents, tangible research materials or information systems, and upon Buyer’s reasonable request, Seller shall facilitate introductions between Buyer and any Seller Contractor in possession of any of the foregoing, including applicable Know-How, data, results, information or materials.

(d) Further Assurances. Seller shall, and shall cause its Affiliates and use commercially reasonable efforts to cause its and their Service Providers to, execute any documents reasonably requested by Buyer to confirm and perfect Buyer’s ownership of the Acquired Intellectual Property, and shall use commercially reasonable efforts to facilitate access by Buyer to Service Providers of Seller or its Affiliates who may have information useful for the prosecution, maintenance and enforcement of the Acquired Intellectual Property.

Section 7.3 Publicity.

(a) Buyer and Seller shall jointly prepare and mutually agree upon the initial press release regarding this Agreement and the Contemplated Transactions, which shall be issued at such time and in such form as the parties mutually agree. Following the issuance of such initial press release, neither Buyer nor Seller shall issue or make any subsequent press release, public announcement, or other public communication with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other party, except (i) as required by applicable Law or (ii) as expressly permitted pursuant to Section 7.3(c); provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party regarding the form and content of such disclosure and to incorporate any reasonable comments of the other party prior to the issuance thereof.

(b) Except as required by applicable Laws, no party to this Agreement shall publicly disclose a copy of this Agreement, furnish a copy of this Agreement, disclose the terms of this Agreement to any third party or issue any press release or make any public statement regarding the Contemplated Transactions without the prior written consent of the other party. Notwithstanding the foregoing, either party shall be permitted to make any public statement or filing without the prior written consent of the other party, only if such disclosure is (i) required by applicable Laws or the requirements of the SEC, NASDAQ or the New York Stock Exchange, the IRS, state taxing authority or comparable foreign authorities or markets or (ii) expressly permitted pursuant to Section 7.3(c). Notwithstanding anything in this Agreement to the contrary, following the Closing, each of Buyer and Seller shall be permitted to disclose information to employees, advisors, agents or consultants of Buyer or Seller, as applicable, in each case who have a need to know such information, provided that such persons are advised of the confidential nature of the information so disclosed and agree to keep such information confidential.

(c) Permitted Bankruptcy Disclosures.

Notwithstanding the foregoing restrictions in Section 7.3(a) and Section 7.3(b), Seller shall be permitted, without the prior written consent of Buyer, to make any commercially reasonable public announcement, press release, court filing, notice, or other public communication (each, a “Bankruptcy Disclosure”) that:

(i) is required by the Bankruptcy Court, any Order of the Bankruptcy Court (including the Bidding Procedures Order), or any provision of the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure;

(ii) relates to the marketing of the Acquired Assets, the solicitation of Qualified Bids (as such term is defined in the Bidding Procedures), the auction (if any) to be conducted pursuant to the Bidding Procedures Order, the Bidding Procedures, the auction timeline or schedule, the Sale Hearing, or the deadline for submitting Qualified Bids, in each case solely as contemplated by or consistent with the proposed Bidding Procedures substantially in the form of Exhibit F and with the Bidding Procedures Order once entered by the Bankruptcy Court; or

(iii) constitutes a filing with, notice or submission to or communication directed to the Bankruptcy Court or any party in interest in the Bankruptcy Case.

Notwithstanding the foregoing, with respect to any Bankruptcy Disclosure that Seller proposes to make pursuant to this Section 7.3(c), Seller shall use reasonable efforts to provide Buyer with at least two (2) Business Days’ prior written notice of such proposed Bankruptcy Disclosure, together with a copy of the proposed disclosure or announcement. Buyer shall have the right to provide written comments on such proposed Bankruptcy Disclosure within such notice period, and Seller shall consider any such comments in good faith prior to the issuance thereof.

Section 7.4 Employment Matters.

(a) Hire Offers. Subject to such Person’s completion of Buyer’s customary screening procedures to the reasonable satisfaction of Buyer, Buyer shall, or shall cause a Buyer Affiliate to, offer employment (a “Hire Offer”) to each Person listed on Schedule 7.4(a) (an “Employee”) that is effective on the Closing Date and contingent on (i) the Closing and (ii) the Employee’s resignation from all positions and employment with Seller and its Affiliates. Each Hire Offer shall be on such terms and conditions as established by Buyer or any Buyer Affiliate in its sole discretion. Buyer shall not unreasonably withhold satisfaction of screening with respect to any Employee. Seller and its Affiliates shall, if requested, cooperate in good faith with and provide reasonable assistance to Buyer and its Affiliates in its or their efforts to make Hire Offers, including by using reasonable best efforts to (A) make each Employee reasonably accessible to meet and interview with Buyer or its Affiliates, and (B) otherwise facilitate Buyer’s and its Affiliates’ interview and evaluation processes. Each Employee who receives and accepts a Hire Offer and commences employment with Buyer or its Affiliate is referred to herein as a “Hired Employee”. Buyer will notify Seller by the Closing Date with respect to whether each Hire Offer has been accepted or rejected. Seller shall retain all Liabilities relating to, or arising out of, any termination of employment with Seller or its Affiliates of any employee of Seller and its Affiliates who does not become a Hired Employee, in each case, whether under any Seller Plan or any applicable Law.

(b) WARN Act Compliance. On or before the Closing Date, Seller shall provide a list of the names and sites of employment of any and all employees who have experienced, or are expected to experience, an “employment loss” or “layoff” (as defined by the WARN Act) within ninety (90) days prior to the Closing Date. Seller shall update this list as reasonably requested up to and including the Closing Date. Seller shall be solely responsible for providing any notice required by, and any and all Liabilities arising under, the WARN Act relating to any employee of Seller or its Affiliates whose employment is terminated by Seller or its Affiliates prior to, upon, or following the Closing. Buyer or its Affiliate will provide any required notice under the WARN Act and otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Hired Employees (including as a result of the consummation of transactions contemplated by this Agreement) occurring from and after the Closing.

(c) Seller and its Affiliates solely shall be responsible for any and all obligations and Liabilities arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries”, as defined in 26 C.F.R. § 54.4980B-9.

(d) No Third-Party Beneficiaries. No provision in this Section 7.4 shall constitute or be deemed to constitute an amendment to any Seller Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Seller, Buyer or any of their respective Affiliates. This Section 7.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.4, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever. Without limiting the foregoing, no provision of this Section 7.4 will create any third-party beneficiary rights in any current or former Service Provider in respect of continued employment or engagement (or resumed employment or engagement) or any other matter. Nothing in this Section 7.4, express or implied, (A) shall confer upon any Service Provider any right to employment or continued employment or level of compensation or benefits for any specified period, of any nature or kind whatsoever under or by reason of this Agreement or (B) is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Seller or Buyer, nor shall it interfere with any of Seller’s or Buyer’s and their respective Affiliates’ rights from and after the Closing to amend or terminate any employee benefit plan.

Section 7.5 Tax Matters.

(a) Mutual Cooperation. Seller and Buyer shall, solely with respect to the Acquired Assets and the Assumed Liabilities, (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit, examination or proceeding and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

(b) Transaction Taxes. All Transaction Taxes shall be borne by Seller. Buyer and Seller agree to reasonably cooperate with each other to complete any Tax Returns or other documentation relating to Transaction Taxes that is required to be completed under applicable Law.

(c) Straddle Periods. Any real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Acquired Assets or the Assumed Liabilities (“Periodic Taxes”) for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date, and the number of days of such taxable period beginning after the Closing Date. All Taxes levied with respect to the Acquired Assets or the Assumed Liabilities payable for any Straddle Period, other than Periodic Taxes, shall be prorated between Seller and Buyer on a “closing of the books” basis as of the end of the day on the Closing Date.

Section 7.6 Bankruptcy Matters.

(a) Bidding Procedures and Sale Order. Seller shall use reasonable efforts to cause the Bankruptcy Court to enter the Bidding Procedures Order substantially in the form of Exhibit E (with the Bidding Procedures attached thereto substantially in the form of Exhibit F) and the Sale Order substantially in the form of Exhibit G, and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the Contemplated Transactions.

(b) Consent Rights to Definitive Documents. Buyer’s prior written consent shall be required with respect to all definitive documents related to the sale process to be filed with or submitted to the Bankruptcy Court, including (i) the Bidding Procedures, (ii) the Bidding Procedures Order, (iii) the Sale Motion, (iv) any amendments to this Agreement or any other Transaction Agreement, (v) the Sale Order, and (vi) any other motions, applications, pleadings, proposed orders or other documents to be filed by Seller in the Bankruptcy Case that relate in any way to this Agreement, the Contemplated Transactions, the Bidding Procedures, the Bidding Procedures Order or the Sale Order. Seller shall provide Buyer with copies of all such documents sufficiently in advance of filing (and in no event less than three (3) Business Days prior to filing, to the extent reasonably practicable) to permit Buyer and its counsel a meaningful opportunity to review and comment thereon, and Seller shall incorporate all reasonable comments of Buyer.

(c) Cooperation. Seller shall cooperate with Buyer in connection with the Contemplated Transactions, including in connection with (i) preparing and filing all motions, applications and other documents with the Bankruptcy Court in connection with the approval and consummation of the Contemplated Transactions, (ii) obtaining entry of the Bidding Procedures Order and the Sale Order, and (iii) responding to any objections to the Contemplated Transactions.

(d) Adequate Assurance. Seller shall use reasonable efforts to assist Buyer in providing adequate assurance of future performance as required under Section 365 of the Bankruptcy Code with respect to any Acquired Contracts proposed to be assumed and assigned to Buyer, including facilitating any negotiations with counterparties to such Acquired Contracts and, if necessary, obtaining an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of such Acquired Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code. Buyer and Guarantor shall use reasonable efforts to assist Seller in establishing Buyer’s ability to provide adequate assurance of future performance as required under Section 365 of the Bankruptcy Code with respect to any Acquired Contracts proposed to be assumed and assigned to Buyer.

(e) Bankruptcy Case Conduct. From the Petition Date until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE IX, Seller shall (i) not pursue or seek, and shall oppose, (A) any conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, (B) the dismissal of the Bankruptcy Case, or (C) the appointment of a trustee or examiner with expanded powers in the Bankruptcy Case, and (ii) not take any action or fail to take any action which action or failure to act would reasonably be expected to result in the termination, revocation or material limitation of Seller’s authority to operate as a debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. After entry by the Bankruptcy Court of the Sale Order, the terms of any other proposed order submitted by Seller to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Contemplated Transactions.

(f) Non-Solicitation. From the date of this Agreement until the date the Sale Motion is filed with the Bankruptcy Court, Seller shall not, and shall cause its Affiliates and their respective Representatives not to, solicit, negotiate or engage in discussion with any third party (and Seller shall, and shall cause its Affiliates and their respective Representatives, to cease immediately any such ongoing activity), or enter into any agreement or understanding with respect to, or approve or recommend, or knowingly facilitate, any Alternative Transaction; provided, however, that on and after the Petition Date, Seller may take any of the foregoing actions with respect to any Person in accordance with the proposed Bidding Procedures substantially in the form of Exhibit F and with the Bidding Procedures Order once entered by the Bankruptcy Court.

(g) Notice of Successful Bidder. Within 24 hours following the designation of Buyer as the Successful Bidder (as defined in the Bidding Procedures), or as otherwise agreed to by the parties, Seller shall file the notice of successful bidder (as contemplated by the Bidding Procedures) and take any other appropriate actions to seek entry of the Sale Order.

(h) DIP Financing Consent Rights.

(i) Without the prior written consent of Buyer, Seller shall not enter into, agree to, or permit to become effective any DIP Financing Agreement, Interim DIP Order, Final DIP Order, or any other postpetition financing arrangement or Bankruptcy Court order approving the same, or any amendment, modification, supplement, replacement or waiver of any of the foregoing, in each case that would: (i) grant any Lien on any of the Acquired Assets that would not be released, discharged, or otherwise satisfied at or prior to the Closing pursuant to the Sale Order; (ii) require the consent of the parties to such DIP Financing Agreement as a condition to the consummation of the Contemplated Transactions or the entry of the Sale Order; (iii) impose any covenant, milestone, budget restriction, or other condition that would prevent, impede, or materially delay Seller’s ability to perform its obligations under this Agreement or to consummate the Contemplated Transactions in accordance with the Milestones (defined below) set forth in Section 7.6(i); (iv) require the use of proceeds of the DIP Financing Agreement for any purpose that would materially and adversely affect the Acquired Assets or the operation of the business of Seller to the extent related to the Acquired Assets; or (v) otherwise adversely affect Buyer’s rights under this Agreement or the ability of the parties to consummate the Contemplated Transactions.

(ii) Seller agrees to use commercially reasonable efforts to provide Buyer with two (2) Business Days’ notice of the DIP Financing Agreement, proposed Interim DIP Order (other than the proposed Interim DIP Order for the Northridge DIP Facility), proposed Final DIP Order, and any material proposed changes, amendments, modifications, supplements, or replacements of any of the foregoing.

(iii) The parties acknowledge and agree that Seller’s entry into, and performance under, the Northridge DIP Term Sheet (i) is not subject to Buyer’s prior written consent under Section 7.6(h)(i) and (ii) does not otherwise violate this Section 7.6(h); provided, that, to the extent the Interim DIP Order, Final DIP Order, or Northridge DIP Facility (or any changes, amendments, modifications, supplements, waivers, or replacements of any of the foregoing) contain any terms, provisions, or conditions that are inconsistent with, or not addressed by, the Northridge DIP Term Sheet, such orders and documents shall comply with Section 7.6(h)(i).

(i) Case Milestones. Seller shall comply with or otherwise achieve the following milestones in connection with the Bankruptcy Case and the sale process (the “Milestones”):

(i) Seller shall file the voluntary petition for relief under chapter 11 of the Bankruptcy Code commencing the Bankruptcy Case no later than one (1) day after the date of this Agreement;

(ii) Seller shall file the motion seeking entry of the Bidding Procedures Order and the Sale Order with the Bankruptcy Court on the Petition Date, and such motions shall be in form and substance acceptable to Buyer;

(iii) the Bankruptcy Court shall have entered the Interim DIP Order no later than three (3) Business Days after the Petition Date;

(iv) the Bankruptcy Court shall have entered the Bidding Procedures Order no later than seven (7) days after the Petition Date;

(v) the Bankruptcy Court shall have entered the Final DIP Order no later than thirty (30) days after the Petition Date;

(vi) the deadline for parties to submit binding bids to Seller shall have occurred no later than thirty-two (32) days after the Petition Date;

(vii) Seller shall have commenced the auction (if any) no later than forty-two (42) days after the Petition Date;

(viii) the Bankruptcy Court shall have entered the Sale Order no later than fifty-two (52) days after the Petition Date; and

(ix) the Closing shall have occurred no later than sixty-seven (67) days after the Petition Date.

ARTICLE VIII

NONSURVIVAL

Section 8.1 Nonsurvival of Representations and Warranties.

(a) The parties hereto, intending to modify any applicable statute of limitations, agree that the representations and warranties of the parties set forth in this Agreement shall terminate at, and not survive, the Closing. The covenants contained herein which by their terms require performance (A) prior to the Closing shall expire at the Closing and (B) after the Closing shall survive the Closing until due or performed. Notwithstanding the foregoing, nothing herein shall relieve any Person from any Liability for Fraud. THE ACQUIRED ASSETS ARE BEING SOLD “AS IS, WHERE IS” AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACQUIRED ASSETS EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY OF THE ACQUIRED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT).

ARTICLE IX

TERMINATION

Section 9.1 Termination Events. This Agreement may be terminated at any time before the Closing as follows:

(a) Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of Buyer and Seller.

(b) Termination by Buyer. This Agreement may be terminated by Buyer by written notice to Seller at any time before the Closing:

(i) if the Closing shall not have occurred on or before September 30, 2026 (the “Outside Date”); provided, that the right to terminate under this clause shall not be available to Buyer if Buyer’s breach of this Agreement has been the principal cause of the failure of the Closing to occur on or before the Outside Date;

(ii) if the Bankruptcy Court enters an order approving a sale of any of the Acquired Assets to a Person other than Buyer without the prior written consent of Buyer, or if any Alternative Transaction is proposed by Seller (whether or not consummated);

(iii) if any Governmental Authority has issued a final, non-appealable Governmental Order enjoining, restraining, making illegal or otherwise permanently prohibiting the Contemplated Transactions; provided, that the right to terminate this Agreement under this clause shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(iv) by written notice to Seller in the event of a breach by Seller of any representations and warranties, covenant or agreement set forth in this Agreement, where the effect of such breach would be to cause the conditions to the obligation of Buyer to consummate the Closing not to be capable of being satisfied, and such breach is not cured by Seller within five (5) Business Days following receipt of written notice from Buyer of the breach, which written notice shall state that, unless such breach is cured, Buyer intends to terminate this Agreement (it being understood that such cure period shall not extend beyond the Outside Date);

(v) if the Bankruptcy Case is converted to a case under chapter 7 of the Bankruptcy Code or is dismissed;

(vi) if Seller files a motion requesting, or the Bankruptcy Court enters an order granting, a change in venue with respect to the Bankruptcy Case;

(vii) if Seller (A) files a motion requesting, consents to, or fails to timely contest a pleading seeking, or the Bankruptcy Court enters, an Interim DIP Order, Final DIP Order, or other order approving any postpetition financing in violation of Section 7.6(h)(i) or (B) enters into an amendment, modification, supplement, or replacement to any of the Interim DIP Order, Final DIP Order, DIP Financing Agreement or any other postpetition financing in violation of Section 7.6(h)(i);

(viii) if Seller files a motion requesting, consents to, or fails to timely contest a pleading seeking, or the Bankruptcy Court enters an order for, the appointment of a chapter 11 trustee or examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in the Bankruptcy Case;

(ix) if Seller withdraws or seeks authority to withdraw the Sale Motion; provided, however, that this subsection shall not apply to any amendment of the Sale Motion by Seller with the prior written consent of Buyer;

(x) if the Bidding Procedures Order or Sale Order has been entered and thereafter is stayed, reversed, vacated, modified or amended in any manner adverse to Buyer, and such stay, reversal, vacation, modification or amendment is not eliminated within fourteen (14) days;

(xi) if Seller fails to meet any Milestone set forth in Section 7.6(i);

(xii) if Buyer is not designated as the winning bidder (or successful bidder) at the conclusion of any auction conducted pursuant to the Bidding Procedures with respect to all or any portion of the Acquired Assets;

(xiii) if the Bankruptcy Court enters any order that is materially inconsistent with this Agreement, the Bidding Procedures Order, or the Sale Order, including any order that grants relief from the automatic stay to permit any party to foreclose on all or any portion of the Acquired Assets;

(xiv) if an event of default has occurred and is continuing under the DIP Financing Agreement, including any acceleration of obligations thereunder or termination of commitments by the lenders thereunder;

(xv) if the Sale Order or the Bidding Procedures Order is entered and contains any term, condition or provision that is not acceptable to Buyer; or

(xvi) if an Alternative Transaction is consummated.

(c) Termination by Seller. This Agreement may be terminated by Seller by written notice to Buyer at any time before the Closing:

(i) if the Closing shall not have occurred on or before the Outside Date; provided, that the right to terminate under this clause shall not be available to Seller if Seller’s breach of this Agreement has been the principal cause of the failure of the Closing to occur on or before the Outside Date;

(ii) if any Governmental Authority has issued a final, non-appealable Governmental Order enjoining, restraining, making illegal or otherwise permanently prohibiting the Contemplated Transactions; provided, that the right to terminate this Agreement under this clause shall not be available to Seller if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(iii) by written notice to Buyer in the event of a breach by Buyer of any representations and warranties, covenant or agreement set forth in this Agreement, where the effect of such breach would be to cause the conditions to the obligation of Seller to consummate the Closing not to be capable of being satisfied, and such breach is not cured by Buyer within five (5) Business Days following receipt of written notice from Seller of the breach, which written notice shall state that, unless such breach is cured, Seller intends to terminate this Agreement (it being understood that such cure period shall not extend beyond the Outside Date).

(d) Any termination under this Section 9.1 shall be effected by the delivery of written notice by the terminating party to the other party.

Section 9.2 Effects of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement and the rights and obligations of the parties under this Agreement shall automatically end without any Liability against any party or its Affiliates; provided, however, that nothing in this Section 9.2 shall relieve any party from Liability for Fraud, willful misconduct or intentional breach of any provisions of this Agreement prior to termination; and provided, further, that the provisions of this Section 9.2, Section 10.1 (Expenses), Section 10.9 (Governing Law), Section 10.10 (Waiver of Jury Trial) and Section 10.11 (Submission to Jurisdiction) shall remain in force and survive any termination of this Agreement.

(b) If Buyer or Seller terminates this Agreement pursuant to this Article IX each party shall comply, and shall cause its Affiliates to comply, with the Confidentiality Agreement, including the provisions therein regarding the return or destruction of any documents furnished to the other parties in connection with this Agreement.

(c) Break-Up Fee; Expense Reimbursement. In consideration of Buyer and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets, and to compensate Buyer as a stalking-horse bidder, upon the occurrence of a Fee Event, Seller shall pay (or cause to be paid) to Buyer in cash (i) a break-up fee equal to $1,500,000 (the “Break-Up Fee”), representing three percent (3%) of the Purchase Price and (ii) the aggregate amount of all reasonable and documented out-of-pocket costs, expenses and fees incurred by Buyer and its Affiliates and owed to third parties in connection with evaluating, negotiating, documenting and performing the Contemplated Transactions, including fees, costs and expenses of any financial advisors, outside legal counsel, accountants, experts and consultants retained by Buyer or its Affiliates (in an amount not to exceed $500,000 (representing one percent (1%) of the Purchase Price)) (together with the Break-Up Fee, the “Bid Protections”). The Bid Protections shall be payable within two (2) Business Days of the occurrence of a Fee Event, unless the Fee Event is triggered by the consummation of an Alternative Transaction, in which case the Bid Protections shall be payable contemporaneously with the closing of such Alternative Transaction. The obligation to pay the Bid Protections shall constitute an allowed administrative expense claim under Sections 503(b) and 507(a)(2) of the Bankruptcy Code, with priority over any and all other administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and over any and all administrative expenses or other claims arising under Sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code or otherwise (a “Superpriority Claim”), subject to any carve-out for professional fees set forth in any applicable debtor-in-possession or cash collateral order entered by the Bankruptcy Court. Seller acknowledges that (A) the Bid Protections are an integral part of the Contemplated Transactions; (B) in the absence of Seller’s obligation to pay the Bid Protections, Buyer would not have entered into this Agreement; (C) the entry of Buyer into this Agreement is beneficial to Seller because it will enhance Seller’s ability to maximize the value of its assets for the benefit of its creditors; and (D) the Bid Protections are reasonable in relation to Buyer’s efforts and lost opportunities resulting from the Contemplated Transactions.

(d) Credit Bid. In the event the Bid Protections become payable, Buyer shall be entitled to credit bid any amounts owing on account of the Bid Protections at any auction conducted pursuant to the Bidding Procedures Order or in any sale of the Acquired Assets or any other assets of Seller.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Expenses.

Except as otherwise set forth in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Transaction Agreements and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

Section 10.2 Notices.

All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person, (b) when delivered by email, which notice will not be effective unless either (i) a duplicate copy of such email notice is sent on the same day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (ii) the receiving party delivers a written confirmation of receipt to the sender of such notice (excluding “out of office,” delivery failure or similar automated replies), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as has been specified by like notice):

If to Seller or Seller Subsidiaries:

Sangamo Therapeutics, Inc.

501 Canal Boulevard

Richmond, California 94804

Attention: Legal

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention:	Cullen Speckhart

Lauren Reichardt

Lindsey O’Crump Crow

Email:	cspeckhart@cooley.com

lreichardt@cooley.com

locrump@cooley.com

If to Buyer or Guarantor:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: Head of Corporate Business Development

with a copy (which shall not constitute notice) to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: Senior Vice President / Deputy General Counsel, Transactions, LRL &

Manufacturing (TLM)

with an additional copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Krishna Veeraraghavan; Chelsea Darnell; Jacob A. Adlerstein

Email: kveeraraghavan@paulweiss.com; cdarnell@paulweiss.com;

jadlerstein@paulweiss.com

Section 10.3 Waiver.

No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 10.4 Confidentiality Obligations.

(a) From and after the Closing, Seller shall, and shall cause its and its Affiliates’ Service Providers, Representatives, advisors and consultants to, keep confidential and not publish or otherwise disclose or use for any purpose, any confidential or proprietary information, including without limitation, data, information, compositions of matter and other chemical or biological materials, inventions, ideas and other Know-How and technology, in each case, contained in the Acquired Technology or the Acquired Intellectual Property (the “Confidential Information”).

(b) Confidential Information shall not include information that: (i) was generally available to the public or otherwise part of the public domain at the time of the Closing or (ii) becomes generally available to the public or otherwise part of the public domain after the Closing and other than through any act or omission of Seller (or its or its Affiliates’ Service Providers, Representatives, advisors or consultants) or any Person to whom Seller has disclosed such Confidential Information, in each case, in breach of this Agreement.

(c) Notwithstanding the foregoing, this Section 10.4 shall not prohibit the disclosure of Confidential Information by Seller (i) as required by applicable Law, provided that Seller notifies Buyer in writing of such requirement and anticipated disclosure as far in advance of such disclosure as is practicable; or (ii) to a legal, financial or tax advisor who has a need to know such information for the purpose of providing advice or services to Seller, and who is bound by a fiduciary, contractual or other legal obligation not to disclose such information.

(d) In the event Seller (or its or its Affiliates’ Service Providers, Representatives, advisors or consultants) breaches the confidentiality obligations set forth in this Section 10.4, Buyer shall be entitled to seek, in addition to any other right or remedy Buyer may have at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining Seller (or its or its Affiliates’ Service Providers, Representatives, advisors or consultants, as applicable) from any violation or threatened violation of this Section 10.4.

Section 10.5 Entire Agreement and Amendments.

This Agreement (including the Schedules and Exhibits attached hereto) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the other Transaction Agreements and the Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 10.6 Assignments, Successors, and No Third-Party Rights.

Neither party hereto may assign, delegate or otherwise transfer (whether by operation of Law, by contract, or otherwise) this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may, without obtaining the prior written consent of Seller, assign, delegate, or otherwise transfer its rights, interests and obligations hereunder (in whole or in part) (i) to one or more of its Affiliates; provided, that such assignment shall not relieve Buyer of its obligations hereunder and (ii) to an unaffiliated Person in connection with the license, sale, disposal or transfer (either on an isolated basis or as part of a larger transaction) of the Acquired Technology or the Acquired Intellectual Property to such unaffiliated Person. Except as specifically set forth in the preceding sentence, no assignment, delegation or transfer of a party’s rights, interests or obligations under this Agreement permitted pursuant to this Section 10.6 shall relieve that assigning party of its obligations hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and permitted assigns.

Section 10.7 Severability.

If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction under the applicable Law of any jurisdiction, the other provisions of this Agreement will remain in full force and effect and such invalid, illegal or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 10.8 Section Headings.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation of any provision of this Agreement. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

Section 10.9 Governing Law.

The provisions of this Agreement, each other Transaction Agreement and any other document or instrument delivered pursuant hereto or thereto, their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or in connection with any of the foregoing (whether arising in contract, equity, tort, law or otherwise), including the construction and interpretation thereof and the legal relations between the parties hereto, shall be governed by the laws of the State of Delaware applicable to contracts executed and performed solely in such state without regard to the location of physical assets or to conflicts of laws principles.

Section 10.10 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.10 AND EXECUTED BY EACH OF THE PARTIES HERETO.

Section 10.11 Submission to Jurisdiction.

Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court (or, if the Bankruptcy Case has been closed, to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court lacks subject matter jurisdiction, to the courts of the State of Delaware), and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any dispute, controversy or claim arising out of or in relation to this Agreement, the Transaction Agreements and the Contemplated Transactions may be heard and determined in the Bankruptcy Court (or such other courts as specified above). Each of the parties agrees not to commence any Legal Proceeding relating thereto except in the Bankruptcy Court (or such other courts as specified above), other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by the Bankruptcy Court (or such other courts as specified above). Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the Transaction Agreements or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.12 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies and subject to the provisions of this Section 10.12, each party shall be entitled to enforce specifically the terms, and prevent breaches, of this Agreement by seeking an injunction, a decree of specific performance or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the applicable party under this Agreement. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.13 Releases.

(a) Effective as of the Closing, except for (i) the rights and obligations of Buyer under this Agreement, the other Transaction Agreements and the Sale Order that by their terms survive the Closing and (ii) claims arising from Fraud, Seller, on behalf of itself, its Affiliates, and their respective predecessors, successors and assigns, and each of their respective former, current and future directors, officers, employees, agents, representatives, members, managers, partners, equityholders, controlling persons and advisors (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges Buyer, its Affiliates, and their respective predecessors, former, current and future directors, officers, employees, agents, representatives, members, managers, partners, equityholders, controlling persons, advisors, successors and assigns (collectively, the “Buyer Released Parties”) from any and all claims, demands, debts, accounts, covenants, agreements, obligations, actions, causes of action, suits, sums of money, damages, judgments, losses, costs, expenses and Liabilities of every kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, contingent or non-contingent, at law or in equity, which any Seller Releasing Party now has, has ever had, or may hereafter have against any Buyer Released Party arising out of or relating to events or circumstances existing at any time up to and including the Closing in connection with or related to this Agreement, the other Transaction Agreements, the Acquired Assets, the Assumed Liabilities, the Retained Assets, the Retained Liabilities, or any other Contract between any Seller Releasing Party and any Buyer Released Party. Seller acknowledges that it may hereafter discover facts in addition to or different from those that it now knows or believes to be true, and it is the intention of Seller to fully and finally and forever settle and release all claims as provided herein, and Seller expressly assumes the risk of any such different or additional facts. Seller hereby waives, to the fullest extent permitted by applicable Law, the provisions of any applicable Law that would otherwise restrict or limit the release granted herein.

(b) Effective as of the Closing, except for (i) the rights and obligations of Seller under this Agreement, the other Transaction Agreements and the Sale Order that by their terms survive the Closing and (ii) claims arising from Fraud, Buyer, on behalf of itself, its Affiliates, and their respective predecessors, successors and assigns, and each of their respective former, current and future directors, officers, employees, agents, representatives, members, managers, partners, equityholders, controlling persons and advisors (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges Seller, its Affiliates, and their respective predecessors, former, current and future directors, officers, employees, agents, representatives, members, managers, partners, equityholders, controlling persons, advisors, successors and assigns (collectively, the “Seller Released Parties”) from any and all claims, demands, debts, accounts, covenants, agreements, obligations, actions, causes of action, suits, sums of money, damages, judgments, losses, costs, expenses and Liabilities of every kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, contingent or non-contingent, at law or in equity, which any Buyer Releasing Party now has, has ever had, or may hereafter have against any Seller Released Party arising out of or relating to events or circumstances existing at any time up to and including the Closing in connection with or related to this Agreement, the other Transaction Agreements, the Acquired Assets, the Assumed Liabilities, the Retained Assets, the Retained Liabilities, or any other Contract between any Buyer

Releasing Party and any Seller Released Party. Buyer acknowledges that it may hereafter discover facts in addition to or different from those that it now knows or believes to be true, and it is the intention of Buyer to fully and finally and forever settle and release all claims as provided herein, and Buyer expressly assumes the risk of any such different or additional facts. Buyer hereby waives, to the fullest extent permitted by applicable Law, the provisions of any applicable Law that would otherwise restrict or limit the release granted herein.

Section 10.14 Backup Bidder.

If Buyer is not the winning bidder (or successful bidder) at any auction, but Buyer is the next highest or otherwise best bidder, Buyer may, in its sole discretion, elect to serve as a backup bidder (or “next highest or otherwise best bidder” or any similar designation) following any auction in accordance with the Bidding Procedures and Bidding Procedures Order.

Section 10.15 No Deposit.

Notwithstanding anything in this Agreement or the Bidding Procedures to the contrary, Buyer shall not be required to make any good faith deposit or similar deposit in connection with this Agreement or the Contemplated Transactions.

Section 10.16 Disclosure Schedule.

The Disclosure Schedule is arranged in sections corresponding to the sections contained in ARTICLE III and any reference in ARTICLE III to items “set forth in Schedule” or “Schedule contains” or words of similar effect will be deemed to mean the section or subsection of the Disclosure Schedule corresponding to the section or subsection of this Agreement where such reference appears. The disclosures in any section or subsection of the Disclosure Schedule will qualify other sections or subsections in ARTICLE III if it is readily apparent on its face that such disclosure is applicable to such other sections and subsections (without reference to any document(s) disclosed therein or further inquiry that such disclosure would qualify other sections or subsections). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Seller to any third-party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 10.17 Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise, subject to and in accordance with Section 10.9, Section 10.11 and Section 10.12.

Section 10.18 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 10.19 Legal Representation of the Parties.

This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or to any other Transaction Agreement.

Section 10.20 Counterparts and Delivery.

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g.,.pdf), with the same legal force and effect as delivery of an originally signed agreement.

Section 10.21 Guaranty.

(a) Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Seller (i) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Buyer (and any Affiliate to which this Agreement is assigned pursuant to Section 10.6) arising under or pursuant to this Agreement, (ii) the punctual payment of all sums, if any, now or hereafter owed by Buyer (and such Affiliates) under and in accordance with the terms of this Agreement, and (iii) reasonable costs, expenses and fees (including the reasonable fees and expenses of Seller’s counsel) in any way relating to the enforcement or protection of Seller’s rights hereunder (the matters set forth in clauses (i) through (iii), collectively, the “Guaranteed Obligations”).

(b) Nothing herein shall be construed as imposing greater obligations or Liabilities on Guarantor than for which Buyer itself (or its Affiliates themselves) would be liable under this Agreement or obliging Guarantor to indemnify and hold harmless Seller against any losses, costs or expenses for which Buyer itself would not be liable under this Agreement, except as set forth in this Section 10.21.

(c) The guarantee by Guarantor contained herein shall remain in full force and effect and shall continue to be enforceable by Seller until (i) the payment in full by Buyer of any and all amounts required to be paid by Buyer pursuant to this Agreement or (ii) the earlier valid termination of this Agreement pursuant to Section 9.1 and the satisfaction and payment in full of all Guaranteed Obligations, upon which this guarantee and the obligations of Guarantor pursuant to this Section 10.21 shall terminate automatically and be of no further force or effect without the need for any further action by any Person, and Guarantor shall stand discharged of all of its obligations under this guarantee.

(d) The guarantee provided by Guarantor under this Section 10.21 is a guarantee of payment and performance and not of collection, and the Guarantor’s liability hereunder shall be primary and not conditional or contingent on Seller exhausting or pursuing remedies against Buyer.

(e) Guarantor hereby expressly waives any and all suretyship defenses.

(f) Guarantor hereby represents and warrants to Seller as follows:

(i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

(ii) Guarantor has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Guarantor has duly authorized the execution and delivery of the Transaction Agreements and the Contemplated Transactions. Each of the Transaction Agreements to which Guarantor is or will be party constitutes a valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The execution, delivery and performance by Buyer of each of the Transaction Agreements and the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (i) conflict with or result in the breach or violation of any provision of the Governing Documents of Guarantor, (ii) conflict with or result in the breach or violation of (with or without notice or lapse of time or both) any Law applicable to Guarantor or by which its properties are bound or affected, (iii) result in the creation of, or require the creation of, any Lien upon any of the assets of Guarantor or (iv) require on the part of Seller, Buyer or Guarantor any notice to or filing with, or any authorization, consent or approval of, any Governmental Authority or any other Person except (A) in the cases of clauses (i), (ii) or (iii), to the extent such conflict, liability or Lien would not, individually or in the aggregate, adversely affect the ability of Guarantor to perform its obligations under the Transaction Agreements and (B) in the cases of clause (iv), other than any notice or Consent for which the failure to make such notice or obtain such Consent would not reasonably be expected to adversely affect the ability of Guarantor to perform its obligations under the Transaction Agreements.

(iv) The parties agree that Guarantor shall be entitled to, and Guarantor does not waive, any defenses to the payment or performance of the Guaranteed Obligations that are available to Buyer under this Agreement.

(v) The parties agree that the terms and provisions of ARTICLE X shall apply to this Section 10.21, mutatis mutandis. For the avoidance of doubt, Guarantor shall not be deemed to be a party to this Agreement for purposes of any provision other than this Section 10.21.

Section 10.22 Seller Subsidiaries.

(a) Each Seller Subsidiary hereby acknowledges and agrees that it shall be directly bound by, and shall perform and comply with, each of the obligations and covenants imposed on Affiliates of Seller under the following provisions of this Agreement as if such Seller Subsidiary were a direct party thereto: (i) Section 2.1 (Sale and Purchase of Assets), solely with respect to the Acquired Assets held by such Seller Subsidiary, (ii) Section 2.3 (Consent of Third Parties; Further Conveyances and Assumptions), (iii) Section 5.1 (Conduct of Business), (iv) Section 5.2 (Access to Information), (v) Section 5.4 (Further Assurances; Consents of Third Parties; Governmental Approvals), (vi) Section 5.5 (Regulatory Filings and Cooperation; Filing Fees), (vii) Section 7.1 (Omitted Assets; Wrong Pockets), (viii) Section 7.2 (Intellectual Property and Technology Matters), including the technology transfer and further assurances provisions thereof, (ix) Section 7.3(b) (Publicity), (x) Section 7.5 (Tax Matters) with respect to cooperation obligations related to the Acquired Assets and (xi) Section 10.4 (Confidentiality Obligations).

(b) The obligations of each Seller Subsidiary under this Section 10.22 are direct obligations of such Seller Subsidiary and shall not be conditioned upon or subject to Seller’s continuing control over or affiliation with such Seller Subsidiary. Each Seller Subsidiary’s obligations under this Section 10.22 shall survive any sale, transfer, liquidation or other disposition of such Seller Subsidiary and shall remain in full force and effect regardless of whether such Seller Subsidiary remains an Affiliate of Seller.

(c) Each Seller Subsidiary hereby represents and warrants to Buyer as follows:

(i) Such Seller Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) Such Seller Subsidiary has all requisite power and authority to enter into, deliver and perform its obligations under the Transaction Agreements to which such Seller Subsidiary is or will be a party and to carry out the Contemplated Transactions. Such Seller Subsidiary has duly authorized the execution and delivery of the Transaction Agreements to which such Seller Subsidiary is or will be a party and the Contemplated Transactions. Each of the Transaction Agreements to which such Seller Subsidiary is or will be party constitutes a valid and binding obligation of such Seller Subsidiary, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The parties agree that the terms and provisions of ARTICLE X shall apply to this Section 10.22, mutatis mutandis.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SANGAMO THERAPEUTICS, INC.

By:	/s/ Alexander Macrae
Name: Dr. Alexander Macrae, M.B., Ch.B, Ph.D.
Title: Chief Executive Officer

SANGAMO THERAPEUTICS UK LTD., solely for the purposes of Section 10.22

By:	/s/ Alexander Macrae
Name: Dr. Alexander Macrae, M.B., Ch.B, Ph.D.
Title: Director

SANGAMO THERAPEUTICS FRANCE SAS, solely for the purposes of Section 10.22

By:	/s/ Alexander Macrae
Name: Dr. Alexander Macrae, M.B., Ch.B, Ph.D.
Title: President

CEREGENE, INC., solely for the purposes of Section 10.22

By:	/s/ Alexander Macrae
Name: Dr. Alexander Macrae, M.B., Ch.B, Ph.D.
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEROPE ACQUISITION SUB, LLC

By:	/s/ Jonathan R. Haug
Name: Jonathan R. Haug
Title: President

ELI LILLY AND COMPANY, solely for the purposes of Section 10.21

By:	/s/ Barry Taylor
Name: Barry Taylor
Title: Director of Lilly Institute of Genetic Medicines